Exhibit 10.1

EXECUTION COPY

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

June 1, 2007

among

HAWAIIAN TELCOM HOLDCO, INC.,

HAWAIIAN TELCOM COMMUNICATIONS, INC.,
as Borrower,

The Lenders Party Hereto

and

LEHMAN COMMERCIAL PAPER INC.,
as Administrative Agent and Collateral Agent

LEHMAN BROTHERS INC., and
J.P. MORGAN SECURITIES INC.
as Joint Lead Arrangers and Joint Bookrunners

JPMORGAN CHASE BANK, N.A.,

as Syndication Agent

COBANK, ACB, and
WACHOVIA BANK, N.A.,

as Co-Documentation Agents

i

SCHEDULES:

Schedule 2.01	—	Commitments
Schedule 3.03	—	Governmental Approvals, No Conflicts
Schedule 3.05(a)	—	Third Party Interests in Real Estate
Schedule 3.05(b)	—	Third Party Intellectual Property
Schedule 3.05(c)	—	Real Property
Schedule 3.06	—	Disclosed Matters
Schedule 3.07	—	Compliance with Laws and Agreements
Schedule 3.08(d)	—	Tariffs; FCC Licenses
Schedule 3.13	—	Subsidiaries
Schedule 3.14	—	Insurance
Schedule 5.13	—	Unrestricted Subsidiaries
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.04	—	Existing Investments
Schedule 6.09	—	Transactions With Affiliates
Schedule 6.10	—	Existing Restrictions

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B-1	—	Form of Opinion of Latham & Watkins LLP
Exhibit B-2	—	Form of Opinion of Latham & Watkins LLP
Exhibit B-3	—	Form of Opinion of Morihara Lau & Fong LLP
Exhibit B-4	—	Form of Opinion of Morihara Lau & Fong LLP
Exhibit C	—	Form of Amended and Restated Guarantee and Collateral Agreement
Exhibit D	—	Form of Perfection Certificate
Exhibit E	—	Form of Amended and Restated Affiliate Subordination Agreement

AMENDED AND RESTATED CREDIT AGREEMENT dated as of June 1, 2007 (this “Agreement”), among HAWAIIAN TELCOM COMMUNICATIONS, INC., a Delaware corporation (the “Borrower”), HAWAIIAN TELCOM HOLDCO, INC., a Delaware corporation (“Holdings”), the Lenders (as defined below) from time to time party hereto, LEHMAN COMMERCIAL PAPER INC. (“LCPI”), as administrative agent (in such capacity, the “Administrative Agent”) and collateral agent (in such capacity, the “Collateral Agent”) for such lenders, JPMORGAN CHASE BANK, N.A., as syndication agent (in such capacity, the “Syndication Agent”) for such lenders and COBANK, ACB and WACHOVIA BANK, N.A., as co-documentation agents (in such capacity, the “Co-Documentation Agents”) for such lenders.

W i t n e s s e t h:

Whereas, Holdings and the Borrower have entered into that certain Credit Agreement, dated as of May 2, 2005 (as amended, modified or supplemented as of the date hereof, the “Existing Credit Agreement”) with the lenders from time to party thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent for such lenders, and the other agents party thereto; and

Whereas, the Borrower intends to amend and restate the terms of the Existing Credit Agreement to (i) modify certain covenants and other provisions of the Existing Credit Agreement (the “Amendment”), including to permit the sale of the Borrower’s directory publishing business (the proceeds of which will be used to repay Indebtedness), (ii) replace all of the Tranche A Term Loans and Tranche B Term Loans outstanding under the Existing Credit Agreement with the proceeds of the Tranche C Term Loans (as defined below) (the “Replacement”), and (iii) pay certain fees, commissions and expenses incurred in connection therewith (together with the Amendment and the Replacement, the “Transactions”); and

Whereas, the Lenders and the Issuing Banks have agreed to continue to provide for the revolving credit facility under the Existing Credit Agreement, to provide for the Tranche C Term Loans to effect the Transactions and to otherwise amend and restate the terms of the Existing Credit Agreement, in each case upon the terms and subject to the conditions set forth herein; and

Whereas, Holdings and the other Guarantors are willing to continue to guaranty all of the Obligations (as defined below) of the Borrower, and the Borrower and the other Loan Parties are willing to continue to secure all of their respective obligations by reaffirming their grant to the Collateral Agent, for its benefit and the benefit of the Secured Parties (as defined below), of a security interest in and lien upon substantially all of the Collateral (as defined below); and

Whereas, (a) this Agreement, on the terms and subject to the conditions set forth herein, shall amend and restate the Existing Credit Agreement in its entirety as of the Effective Date, (b) this Agreement shall not constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement or evidence payment of all or any of such obligations and liabilities and (c) from and after the Effective Date, the Existing Credit Agreement shall be of no further force or effect, except to evidence the Obligations (as defined therein) incurred, the representations and warranties made and the actions or omissions performed or required to be performed thereunder prior to the Effective Date;

Now, Therefore, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

Definitions

SECTION  1.01.  Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” has the meaning assigned to such term in the preamble to this Agreement.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliate Subordination Agreement” means an Amended and Restated Affiliate Subordination Agreement substantially in the form of Exhibit E pursuant to which intercompany obligations and advances owed by any Loan Party are subordinated to the Obligations.

“Agent” means each of the Administrative Agent, the Collateral Agent, the Syndication Agent and/or the Co-Documentation Agents, and each of their Affiliates and successors acting in any such capacity.  The Administrative Agent may act on behalf of or in place of any Person included in the “Agent”.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, as the case may be.

“Applicable Percentage” means, with respect to any Revolving Lender, the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitment.  If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the relative amounts of the Revolving Exposures of the Revolving Lenders.

“Applicable Premium”:  in connection with any voluntary prepayment of the Tranche C Term Loans with the substantially concurrent issuance or incurrence of new term loans pursuant to this Agreement or any Repricing during any period set forth below (in each case, other than a refinancing of all of the Term Loans in connection with a transaction not permitted by this Agreement), the amount determined by multiplying the principal amount of such Lender’s Tranche C Term Loans being refinanced or purchased or, in the case of a Repricing, the aggregate outstanding amount of the Tranche C Term Loans that are repriced, as the case may be, by the applicable percentage set forth below under the caption “Prepayment Percentage” opposite such period:

PERIOD	PREPAYMENT PERCENTAGE
After June 1, 2007 but on or before June 1, 2008	1.0%
June 1, 2008 and thereafter	0.0%

“Applicable Rate” means, for any day:

(a) with respect to any ABR Loan or Eurodollar Loan that is a Tranche C Term Loan, the applicable rate per annum set forth in the table below (the “Term Loan Pricing Grid”) under the caption “ABR Spread” or “Eurodollar Spread”, as the case may be, based upon the Total Leverage Ratio as of the most recent determination date; provided that until the Borrower shall have delivered the financial statements and certificate required by Section 5.01(b) and Section 5.01(d) for the quarterly period ended on December 31, 2007, the “Applicable Rate” for purposes of this clause (a) shall be the applicable rate per annum set forth below in Category 2:

Total Leverage Ratio:	ABR Spread	Eurodollar Spread
Category 1 greater than or equal to 6.00 to 1.00	1.50%	2.50%
Category 2 greater than or equal to 4.75 to 1.00 but less than 6.00 to 1.00	1.25%	2.25%
Category 3 less than 4.75 to 1.00	1.00%	2.00%

(b) with respect to any ABR Loan or Eurodollar Loan that is a Revolving Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth in the table below (the “Revolving Loan Pricing Grid”) under the caption “ABR Spread”, “Eurodollar Spread” or “Commitment Fee Rate”, as the case may be, based upon the Total Leverage Ratio as of the most recent determination date; provided that until the Borrower shall have delivered the financial statements and certificate required by Section 5.01(b) and Section 5.01(d) for the first full quarterly period ended after the Effective Date, the “Applicable Rate” for purposes of clause (b) shall be the applicable rate per annum set forth below in Category 1:

Total Leverage Ratio:	ABR Spread	Eurodollar Spread	Commitment Fee Rate
Category 1 greater than or equal to 5.00 to 1.00	1.25%	2.25%	0.50%
Category 2 greater than or equal to 4.50 to 1.00 but less than 5.00 to 1.00	1.00%	2.00%	0.50%
Category 3 greater than or equal to 4.00 to 1.00 but less than 4.50 to 1.00	0.75%	1.75%	0.375%
Category 4 less than 4.00 to 1.00	0.50%	1.50%	0.375%

For purposes of the foregoing clauses (a) and (b), (i) the Total Leverage Ratio shall be determined as of the end of each fiscal quarter of the Borrower’s fiscal year based upon the consolidated financial statements delivered pursuant to Section 5.01(a) or (b) and (ii) each change in the Applicable Rate resulting from a change in the Total Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the Total Leverage Ratio shall be deemed to be in Category 1 of each of the Term Loan Pricing Grid and the Revolving Loan Pricing Grid (A) at any time that an Event of Default has occurred and is continuing or (B) if the Borrower fails to deliver the consolidated financial statements required to be delivered by it pursuant to Section 5.01(a) or (b), during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered.  In addition, all calculations of the Total Leverage Ratio for purposes of determining the Applicable Rate shall give pro forma effect to the Directories Sale if the Directories Sale has closed on or prior to the relevant date required for delivery of financial statements pursuant to Section 5.01(a) or (b) (and regardless of whether the Directories Sale closed during or after the most recent fiscal period for which financial statements are available).

“Approved Fund” has the meaning assigned to such term in Section 9.04(c).

“Arrangers” means Lehman Brothers Inc. and J.P. Morgan Securities Inc.

“Asset Disposition” means (a) any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction but excluding any sale of Securitization Assets pursuant to a Securitization) of any property or asset of Holdings, the Borrower or any Subsidiary, other than (i) dispositions described in clauses (a), (b), (c), (d), (e) and (h) of Section 6.05, (ii) any disposition resulting in Net Proceeds, whether through a single transaction or a series of related transactions, not exceeding $1,500,000 and (iii) other dispositions and dividends or distributions resulting in aggregate Net Proceeds not exceeding $10,000,000 during any fiscal year of the Borrower, (b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of Holdings, the Borrower or any Subsidiary, but only in the case of this clause (b) to the extent that (i) the Net Proceeds therefrom, on an aggregate basis, exceed $10,000,000 in any fiscal year and (ii) the application of the Net Proceeds of such event to the prepayment of Term Borrowings hereunder would not violate any applicable laws and (c) any transfer of Securitization Assets in a Securitization (and any subsequent transfer of Securitization Assets that results in any increase in the aggregate funded amount of any Securitization over the greatest aggregate funded amount previously outstanding thereunder), provided that a Prepayment Event shall only exist with respect to a Securitization to the extent the aggregate funded amount of all such Securitizations outstanding at the time of determination exceeds the aggregate amount of prepayments of Tranche C Term Loans previously made hereunder in respect of Securitizations.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Assignor” has the meaning assigned to such term in Section 9.04(c).

“Attributable Debt” means, on any date, in respect of any lease of the Borrower or any Subsidiary entered into as part of a sale and leaseback transaction subject to Section 6.06, (a) if such lease is a Capital Lease Obligation, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP and (b) if such lease is not a Capital Lease Obligation, the capitalized amount of the remaining lease payments under such lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease Obligation.

“Available Additional Amount” means at any time (the “Reference Time”), an amount equal to (a) the sum, without duplication, of:

(i)            Available Cash;

(ii)           an amount equal to the sum of (x) any Below Threshold Asset Disposition Proceeds and (y) any Retained Asset Disposition Proceeds, in each case received by the Borrower or any Subsidiary from and including the Business Day immediately following the Effective Date through and including the Reference Time; provided that the Net Proceeds of the Directories Sale shall be excluded from this clause (ii); and

(iii)          the amount of any Eligible Equity Proceeds received by the Borrower from and including the Business Day immediately following the Effective Date through and including the Reference Time,

minus (b) the sum, without duplication, of:

(i)            the aggregate amount of Investments made pursuant to Section 6.04(d)(ii) and 6.04(l)(ii) following the Effective Date and prior to the Reference Time;

(ii)           the aggregate amount of Restricted Payments pursuant to Section 6.08(a)(v)(A)(ii) and 6.08(a)(v)(B)(ii) following the Effective Date and prior to the Reference Time;

(iii)          the aggregate amount of payments of Indebtedness pursuant to Section 6.08(b)(vi)(A)(ii) or 6.08(b)(vi)(B)(ii) following the Effective Date and prior to the Reference Time; and

(iv)          the aggregate amount of Capital Expenditures made pursuant to clause (iv) of the second proviso to Section 6.19 following the Effective Date and prior to the Reference Time.

“Available Cash” means, on any date of determination, an amount (without duplication) equal to (a) Consolidated Net Income for the most recently completed Reference Period, adjusted to exclude any gains or losses attributable to Prepayment Events; plus (b) to the extent deducted in determining such Consolidated Net Income for such Reference Period (i) depreciation, amortization and other non-cash charges or losses and non-cash and/or stock-based compensation expense; plus (c) cash received upon the redemption, sale or other disposition of (A) any equity interests or patronage certificates of the Rural Utilities Service, CoBank, ACB, or RTFC, or (B) any subordinated capital certificates of RTFC or any CoBank Equity Interests; minus (d) any non-cash gains included in determining such Consolidated Net Income for such Reference Period minus (e) the sum of (i) Capital Expenditures for such Reference Period (except to the extent (A) attributable to the incurrence of Capital Lease Obligations or otherwise financed by incurring Long-Term Indebtedness, (B) made with Net Proceeds in respect of Prepayment Events or (C) made with Eligible Equity Proceeds) and (ii) cash consideration paid during such Reference Period to make acquisitions or other capital investments (other than Permitted Investments and except to the extent financed by incurring Long-Term Indebtedness or made with Eligible Equity Proceeds); minus (f) Taxes for which reserves have been established and funded, to the extent not reflected in the computation of Consolidated Net Income for such Reference Period; minus (g) cash expenditures made in respect of Swap Agreements during such Reference Period, to the extent not reflected in the computation of Consolidated Net Income; plus (h) cash payments received in respect of Swap Agreements during such Reference Period to the extent not included in the computation of Consolidated Net Income; minus (i) the aggregate principal amount of Long-Term Indebtedness repaid or prepaid by the Borrower and its Subsidiaries during such Reference Period excluding (i) Indebtedness in respect of Revolving Loans and Letters of Credit (but only to the extent Revolving Commitments were not simultaneously permanently reduced), (ii) Term Loans prepaid pursuant to Section 2.11(c) or (d), (iii) repayments or prepayments of Long-Term Indebtedness made with Eligible Equity Proceeds or financed by incurring other Long-Term Indebtedness, (iv) prepayments of the Senior Notes, the Subordinated Notes or other subordinated Debt, to the extent such prepayments are made with Available Cash; minus (j) permitted dividends and distributions or repurchases of its Equity Interests paid in cash by the Borrower during such Reference Period and permitted dividends paid in cash by any Subsidiary during such Reference Period to any person other than Holdings, the Borrower or any of the Subsidiaries, in each case pursuant to and in accordance with Section 6.08 (other than any such payments made with Available Cash); minus (k) to the extent not deducted in the computation of Net Proceeds in respect of any asset disposition, casualty or condemnation giving rise thereto, the amount of any mandatory prepayment of Indebtedness (other than Indebtedness created hereunder or under any other Loan Document), together with any interest, premium or penalties required to be paid (and actually paid) in connection therewith; minus (l) cash paid for pension and other post-employment benefit liabilities; minus (m) all other non-cash income (including the accrual of the non-cash portion of any Rural Utilities Service, CoBank, ACB or RTFC patronage capital allocation); minus (n) any amounts of Excess Cash Flow applied to prepay the Term Loan Facility pursuant to Section 2.11(d).

“Below Threshold Asset Disposition Proceeds” means the aggregate cumulative amount of Net Proceeds received after the Effective Date that would have constituted Net Proceeds of an Asset Disposition pursuant to clause (a) or (b) of the definition thereof except for the operation of clause (a)(iii) or clause (b)(i) thereof.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“Borrowing” means (a) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, for any period, without duplication, the additions to property, plant and equipment and other capital expenditures of the Borrower and its consolidated Subsidiaries for such period, determined in accordance with GAAP; provided, that in any event the term “Capital Expenditures” shall exclude: (i) any Permitted Acquisition and any other Investment permitted hereunder, (ii) any reinvestment expenditures to the extent financed with Net Proceeds of insurance received by any Loan Party for its own account and not applied to prepay the Tranche C Term Loans pursuant to a transaction subject to Section 2.11(c) and (iii) expenditures for leasehold improvements for which such Person is reimbursed or receives a credit.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means:

(a)           Holdings shall cease to own, directly or indirectly, 100% of the Equity Interests of the Borrower (other than as a result of a Qualified IPO by the Borrower);

(b)           prior to a Qualified IPO of Holdings, Parent or the Borrower, the failure by the Equity Investors to own (and retain the right to vote), directly or indirectly through wholly owned investment vehicles, Equity Interests in Holdings representing more than 50% of each of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in Holdings;

(c)           after a Qualified IPO of Holdings, Parent or the Borrower, the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934, as amended, and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) other than the Equity Investors of Equity Interests in Holdings representing more than 30% of the aggregate voting power represented by the outstanding Equity Interests in Holdings and representing a greater percentage of such aggregate ordinary voting power than that represented by Equity Interests in Holdings owned directly and of record by the Equity Investors;

(d)           occupation of a majority of the seats (other than vacant seats) on the board of directors of Holdings by Persons who are not Continuing Directors;

(e)           the occurrence of a “Change of Control”, as defined in the Senior Subordinated Debt Documents; or

(f)            the occurrence of a “Change of Control”, as defined in the Senior Unsecured Debt Documents.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Tranche C Term Loans or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment or Tranche C Commitment.

“CoBank Equity Interests” shall mean investments in non-voting participation certificates of Co-Bank, ACB acquired by the Borrower in connection with its Loans hereunder from CoBank, ACB.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agents” has the meaning assigned to such term in the preamble to this Agreement.

“Collateral” means any and all “Collateral”, as defined in any Security Document.

“Collateral Agent” has the meaning assigned to such term in the preamble to this Agreement.

“Collateral Agreement” means the Amended and Restated Guarantee and Collateral Agreement among Holdings, the Borrower, the Subsidiary Loan Parties party thereto and the Agent, substantially in the form of Exhibit C.

“Collateral and Guarantee Requirement” means the requirement that:

(a)           the Collateral Agent shall have received from each Loan Party either (i) in the case of each Loan Party, a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Loan Party or (ii) in the case of any Person that becomes a Loan Party after the Effective Date, a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Loan Party;

(b)           all outstanding Equity Interests of the Borrower and each Subsidiary owned by or on behalf of any Loan Party shall have been pledged pursuant to the Collateral Agreement (except that the Loan Parties shall not be required to pledge more than 65% of the outstanding voting Equity Interests of any “first-tier” Foreign Subsidiary directly owned by a Loan Party) and the Collateral Agent shall have received all certificates or other instruments representing such

Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c)           all Indebtedness of Holdings, the Borrower and each Subsidiary that is owing to any Loan Party shall be evidenced by a promissory note and, if in an amount in excess of $1,000,000, shall have been pledged pursuant to the Collateral Agreement (except to the extent any such pledge would violate applicable law), and the Collateral Agent shall have received all such promissory notes, together with note powers or other instruments of transfer with respect thereto endorsed in blank, and all such Indebtedness shall be subordinated to the Obligations pursuant to the Affiliate Subordination Agreement;

(d)           except as otherwise specifically contemplated by any Security Document, all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Collateral Agreement (including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Collateral Agreement, shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording;

(e)           the Collateral Agent shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.02, together with such endorsements, coinsurance and reinsurance as the Collateral Agent may reasonably request, and (iii) such abstracts, appraisals, legal opinions and other documents as the Collateral Agent may reasonably request with respect to any such Mortgage or Mortgaged Property; provided, that in respect of any Mortgaged Property owned by a Loan Party on the Effective Date and identified on Schedule 3.05, the Collateral Agent shall have received all such documentation required pursuant to this clause (e) no later than 30 days following the Effective Date (or such later date as the Collateral Agent may agree); and

(f)            except as otherwise specifically contemplated by any Security Document, each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents (or supplements thereto) to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder.

“Commitment” means a Revolving Commitment or Tranche C Commitment, or any combination thereof (as the context requires).

“Communications Act” means the Communications Act of 1934 and any successor Federal statute, and the rules, regulations and published policies of the FCC thereunder, all as amended and in effect from time to time.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense for such period (net of interest income for such period), (ii) consolidated income tax expense for such period, including state franchise and similar taxes, (iii) all amounts attributable to depreciation and amortization for such period, (iv) any extraordinary or non-cash charges for such period (provided, however, that any cash payment or expenditure made with respect to any such non-cash charge shall be subtracted in computing Consolidated EBITDA during the period in which such cash payment or expenditure is made), including, without limitation, any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards and non-cash pension and post-employment benefit expenses, (v) customary non-recurring fees and expenses of the Borrower and the Subsidiaries payable in connection with the incurrence of Long-Term Indebtedness permitted hereunder or any Permitted Acquisition, (vi) other non-recurring or unusual charges, expenses or losses, including with respect to acts of god or force majeure or with respect to severance costs or costs, expenses or losses relating to securities offerings, investments or acquisitions (in each case, to the extent that any such charges, expenses or losses are not reimbursed from the proceeds of insurance that increased Consolidated Net Income for such period), (vii) fees paid under the Management Agreement, (viii) any non-cash decrease in consolidated revenues during such period resulting from purchase accounting adjustments made in accordance with GAAP in connection with any Permitted Acquisition, (ix) any reduction in consolidated revenues during such period attributable to out-of-period billing adjustments to the extent related to periods prior to the Effective Date, (x) costs and expenses relating to the amendment and restatement of this Agreement, (xi) costs and expenses related to a Qualified IPO or the preparation therefor, including related bonuses, (xii) compensation expense arising from deemed dividends, the payment of dividends or the equivalent issued under any incentive stock plans related to restricted and/or unvested stock, (xiii) costs and expenses related to any repurchase, repayment, payment or redemption of all or any portion of the Senior Subordinated Debt, Senior Unsecured Debt or other subordinated Indebtedness, and minus (b) without duplication and to the extent included in determining such Consolidated Net Income, the sum of (i) any non-cash gains or other non-cash items of income for such period (provided that any cash received in a subsequent period in respect of any such non-cash gain shall be included in Consolidated EBITDA for the period in which received), (ii) any increase in consolidated revenues during such period resulting from purchase accounting adjustments made in accordance with GAAP in connection with any Permitted Acquisition and (iii) any increase in consolidated revenues during such period attributable to out-of-period billing adjustments to the extent related to periods prior to the Effective Date, all determined on a consolidated basis in accordance with GAAP.  For purposes of calculating the Total Leverage Ratio and the Net Secured Leverage Ratio as of any date, if the Borrower or any consolidated Subsidiary has made any Permitted Acquisition or sale, transfer, lease or other disposition outside of the ordinary course of business of a Subsidiary or of assets constituting a business unit, in each case as permitted by Section 6.05, during the period of four consecutive fiscal quarters (a “Measurement Period”) most recently ended on or prior to such date, Consolidated EBITDA for such Measurement Period shall be calculated after giving pro forma effect thereto and taking into account any operating improvements or synergies and operating expense reductions as a result of actions implemented or planned to be implemented and reasonably expected to be realized within 24 months following such Permitted Acquisition, sale, transfer , lease or other disposition, as if such Permitted Acquisition or sale, transfer, lease or other disposition (and any related incurrence, repayment or assumption of Indebtedness with any new Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) had occurred on the first day of such Measurement Period, to the extent that the Borrower delivers to the Administrative Agent (i) a certificate signed by a Financial Officer of the Borrower setting forth such operating expense reductions and other operating improvements or synergies, each as having been determined in good faith by the Borrower and (ii) information and calculations supporting in reasonable detail such estimated operating expense reductions and other operating improvements or synergies.

“Consolidated Net Income” means, for any period, the net income or loss of the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that:

(a)           (A) net income for such period of any Person that is not a subsidiary of such person, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions paid in cash (or to the extent converted into cash) to the referent Person or a subsidiary thereof in respect of such period and (B) the net income for such period shall include any ordinary course dividend distribution or other payment in cash received from any person in excess of the amounts included in clause (A); and

(b)           there shall be excluded:  (i) accruals and reserves that are established within twelve months after the Effective Date and that are so required to be established in accordance with GAAP; provided that any such accruals or reserves paid in cash shall be deducted from Consolidated Net Income for the period in which paid unless excluded pursuant to another clause of this definition;

(ii)           the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary or the date that such Person’s assets are acquired by the Borrower or any Subsidiary;

(iii)          the cumulative effect of any change in accounting principles during such period;

(iv)          any gain or loss realized upon the sale or other disposition of any assets of the Borrower or its Subsidiaries that is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Equity Interests of any Person;

(v)           any non-cash SFAS 133 income (or loss) related to hedging activities;

(vi)          all deferred financing costs written off, premiums paid and other net gains or losses in connection with any early extinguishment of Indebtedness;

(vii)         any non-cash impairment charges resulting from the application of SFAS Nos. 142 and 144 and the amortization of intangibles arising pursuant to SFAS No. 141;

(viii)        any non-cash expense or gain related to recording of the fair market value of Swap Agreements, in each case entered into in the ordinary course of business and not for speculative purposes; and

(ix)           unrealized gains and losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the applications of FAS 52.

“Consolidated Total Assets” means, as at any date of determination, the aggregate amount of assets reflected on the consolidated balance sheet of the Borrower and the Subsidiaries most recently delivered by the Borrower pursuant to Section 5.01 on or prior to such date of determination.

“Continuing Directors” means, before a Qualified IPO, the directors of Holdings on the Effective Date or, after a Qualified IPO, the directors of Holdings or Parent immediately after such Qualified IPO and, in either case, each other director of Holdings or Parent if, in each case, such other director’s nomination for election to the board of directors of Holdings or Parent is recommended by at least 51% of the then Continuing Directors or such other director receives the vote of the Sponsor, as applicable, in his or her election by the shareholders of Holdings or Parent.

“Continuing Lender” has the meaning assigned to such term in Section 4.01(a).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Conversion Notice” means, with respect to any applicable Lender, a conversion notice in form and substance reasonably acceptable to the Administrative Agent.

“Cure Amount” has the meaning assigned to such term in Section 7.02.

“Cure Right” has the meaning assigned to such term in Section 7.02.

“Debt Issuance” means the incurrence by the Borrower or any Subsidiary of any Indebtedness, other than Indebtedness permitted by Section 6.01(a).

“Default” means any event or condition that constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender which has defaulted in the performance of any of its material obligations to the Borrower under this Agreement for so long as such Lender has not cured or remedied all such defaults.

“Directories Sale” means the sale by the Borrower and HTSC of the Directory Publishing Business pursuant to that certain Purchase Agreement, dated as of April 29, 2007, among the Borrower, HTSC and CBD Investor, Inc., a Delaware corporation that is a wholly-owned indirect subsidiary of Local Insight Media, L.P.

“Directories Sale Subsidiary” means a subsidiary of the Borrower formed to effect the Directories Sale.

“Directory Publishing Business” means the directory publishing business of HTSC.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America or any State thereof or the District of Columbia.

“dollars” or “$” refers to lawful money of the United States of America.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Eligible Assignee”:  (i) any Lender, any Affiliate of any Lender and any Approved Fund (any two or more Approved Funds being treated as a single Eligible Assignee for all purposes hereof), and (ii) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933) and which extends credit or buys loans in the ordinary course.

“Eligible Equity Proceeds” means Equity Proceeds received by Holdings and contributed by Holdings in cash to the common equity of the Borrower, other than any such Equity Proceeds

(i) constituting Cure Amounts from the issuance of Permitted Cure Securities, (ii) constituting Non-Cash Pay Preferred Stock or (iii) received by Holdings from officers, employees, directors or consultants of Holdings, the Borrower or its Subsidiaries under stock purchase, stock option or other incentive plans or arrangements.

“Environmental Laws” means all applicable federal, state, and local laws (including common law), regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders), and binding agreements with any Governmental Authority in each case, relating to protection of the environment, natural resources, human health and safety from exposure to Hazardous Materials or the presence, Release of, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.

“Environmental Liability” means any liability, claim, action, suit, judgment or order under or relating to any Environmental Law for any damages, injunctive relief, losses, fines, penalties, fees, expenses (including reasonable fees and expenses of attorneys and consultants) or costs, whether contingent or otherwise, including those arising from or relating to: (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person of whatever nature, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“Equity Investors” means (i) Carlyle Partners III, L.P., (ii) Carlyle Partners IV, L.P., (iii) CP III Coinvestment, L.P., (iv) Carlyle High Yield Partners, L.P., (v) Carlyle Hawaii Partners L.P., (vi) any other investment fund Controlled and managed by (or managed by a Controlled Affiliate of) the same general partner or investment manager as any of the investment funds referred to in clause (i) through (v) above, and (vii) the Management Group if at the time of any determination the Management Group does not own or control more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in Holdings or 35% of the aggregate voting power represented by the issued and outstanding Equity Interest in any direct or indirect parent company of Holdings.

“Equity Proceeds” means the Net Proceeds received by Holdings from contributions to its common equity or from the issuance and sale of its common Equity Interests or Non-Cash Pay Preferred Stock, in each case on or after the Effective Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” means, for any fiscal year, the sum (without duplication) of:

(a) Consolidated Net Income for such fiscal year, adjusted to exclude any gains or losses attributable to Prepayment Events; plus (b) to the extent deducted in determining such Consolidated Net Income for such fiscal year (i) depreciation, amortization and other non-cash charges, losses or other items that reduce Consolidated Net Income and (ii) non-cash and/or stock-based compensation expense; plus (c) the sum of (i) the amount, if any, by which Net Working Capital decreased during such fiscal year, (ii) the net amount, if any, by which the deferred income taxes of Holdings, the Borrower and its consolidated Subsidiaries increased during such fiscal year and (iii) cash received upon the redemption, sale or other disposition of (A) any equity interests or patronage certificates of the Rural Utilities Service, CoBank, ACB, or RTFC, or (B) any subordinated capital certificates of RTFC or any CoBank Equity Interests; minus (d) the sum of (i) any non-cash gains included in determining such Consolidated Net Income for such fiscal year, (ii) the amount, if any, by which Net Working Capital increased during such fiscal year and (iii) the net amount, if any, by which the deferred income taxes of Holdings, the Borrower and its consolidated Subsidiaries decreased during such fiscal year; minus (e) the sum of (i) Capital Expenditures for such fiscal year (except to the extent (A) attributable to the incurrence of Capital Lease Obligations or otherwise financed by incurring Long-Term Indebtedness, (B) made with Net Proceeds in respect of Prepayment Events, (C) made with Eligible Equity Proceeds, or (D) deducted in a prior fiscal year pursuant to clause (j) of this definition) plus (ii) cash consideration paid during such fiscal year to make acquisitions or other capital investments (other than Permitted Investments and except to the extent financed by incurring Long-Term Indebtedness or made with Eligible Equity Proceeds); minus (f) Taxes for which reserves have been established and funded, to the extent not reflected in the computation of Consolidated Net Income, provided that any amount so deducted shall be added to Excess Cash Flow in respect of any subsequent fiscal year in which such Taxes reduced Consolidated Net Income; minus (g) cash expenditures made in respect of Swap Agreements during such fiscal year, to the extent not reflected in the computation of Consolidated Net Income; plus (h) cash payments received in respect of Swap Agreements during such fiscal year to the extent not included in the computation of Consolidated Net Income; minus (i) the aggregate principal amount of Long-Term Indebtedness repaid or prepaid by the Borrower and its Subsidiaries during such fiscal year (except to the extent deducted in a prior fiscal year) or in the first fiscal quarter of the immediately succeeding fiscal year, excluding (i) Indebtedness in respect of Revolving Loans and Letters of Credit (but only to the extent Revolving Commitments were not simultaneously permanently reduced), (ii) Term Loans prepaid pursuant to Section 2.11(c) or (d) and (iii) repayments or prepayments of Long-Term Indebtedness made with Eligible Equity Proceeds or financed by incurring other Long-Term Indebtedness; minus (j) Capital Expenditures that the Borrower or any Subsidiary shall, during such fiscal year, become obligated to make but that are not made during such fiscal year, provided that the Borrower shall deliver a certificate to the Administrative Agent not later than 105 days after the end of such fiscal year, signed by an officer of the Borrower and certifying that such Capital Expenditures and the delivery of the related equipment will be made in the following fiscal year; minus (k) to the extent not deducted in the computation of Net Proceeds in respect of any asset disposition, casualty or condemnation giving rise thereto, the amount of any mandatory prepayment of Indebtedness (other than Indebtedness created hereunder or under any other Loan Document), together with any interest, premium or penalties required to be paid (and actually paid) in connection therewith; minus (l) amounts paid in cash during such fiscal year on account of items that were accounted for as non-cash reductions in determining Consolidated Net Income in a prior fiscal year and were added back in determining Excess Cash Flow in respect of such prior fiscal year; minus (m) cash paid for pension and other post-employment benefit liabilities; minus (n) all other non-cash income (including the accrual of the non-cash portion of any Rural Utilities Service, CoBank, ACB or RTFC patronage capital allocation).

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that is in effect and would apply to amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to any withholding tax pursuant to Section 2.17(a), and (d) any withholding tax that is attributable to such Foreign Lender’s failure to comply with Section 2.17(e).

“Existing Credit Agreement” has the meaning assigned to such term in the recitals to this Agreement.

“Existing Loan Documents” has the meaning assigned to such term in Section 9.17(b).

“FCC” means the Federal Communications Commission and any successor agency of the Federal government administering the Communications Act.

“FCC Licenses” means all licenses, certificates, permits or other authorizations granted by the FCC pursuant to the Communications Act which are required for the conduct of any business or activity thereunder.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%)

of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means that certain fee letter dated as of May 16, 2007, among Holdings, LCPI, Lehman Brothers Commercial Bank, Lehman Brothers Inc., JPMCB and J.P. Morgan Securities Inc.

“Financial Covenant” means the covenant set forth in Section 6.16.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning assigned to such term in Section 9.04(g).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement.

“Guarantors” means Holdings and the Subsidiary Loan Parties.

“Hazardous Materials” means (i) any petroleum products or byproducts, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances; or (ii) any chemical, material, substance or waste that is prohibited, limited or regulated as a “hazardous” or “toxic” material, substance or waste by or pursuant to any applicable Environmental Law.

“Holdings” has the meaning assigned to such term in the preamble to this Agreement.

“HPUC” means the Hawaii Public Utilities Commission and any successor agency thereto.

“HTSC” means Hawaiian Telcom Services Company, Inc., a wholly-owned subsidiary of the Borrower.

“Incremental Loan Availability Fee” shall have the meaning set forth in Section 2.12(b).

“Incremental Revolving Loan Availability” shall have the meaning set forth in Section 2.01(c).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business) to the extent the same would be required to be shown as a liability on a balance sheet prepared in accordance with GAAP, (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; provided, that, to the extent such Indebtedness has not been assumed, only the lesser of the amount of such Indebtedness and the value of the property over which such Lien is granted shall constitute Indebtedness, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) the principal component of all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) the principal component of all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes and Other Taxes.

“Information Memorandum” means the Confidential Information Memorandum dated May 2007, as modified or supplemented prior to the Effective Date, relating to Holdings, the Borrower and the Transactions.

“Initial Closing Date” means May 2, 2005.

“Installment Date” has the meaning assigned to such term in Section 2.10(a).

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing or Tranche C Term Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or nine or 12 months thereafter if, at the time of the relevant Borrowing, all Lenders participating therein agree to make an interest period of such duration available), as the Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means purchasing, holding or acquiring (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger) any Equity Interest, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, or making or permitting to exist any loans or advances (other than commercially reasonable extensions of trade credit) to, guaranteeing any obligations of, or making or permitting to exist any investment in, any other Person, or purchasing or otherwise acquiring (in one transaction or a series of transactions) any assets of any Person constituting a business unit.  The amount, as of any date of determination, of any Investment shall be the original cost of such Investment (including any Indebtedness of a Person existing at the time such Person becomes a Subsidiary in connection with any Investment and any Indebtedness assumed in connection with any acquisition of assets), plus the cost of all additions, as of such date, thereto and minus the amount, as of such date, of any portion of such Investment repaid to the investor in cash or property as a repayment of principal, reimbursement in respect of a guarantee or a return of capital (including pursuant to any sale or disposition of such Investment), as the case may be, but without any other adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.  In determining the amount of any Investment or repayment involving a transfer of any property other than cash, such property shall be valued at its fair market value at the time of such transfer.

“Issuing Bank” means each of JPMCB and LCPI or one or more of their respective Affiliates, in their respective capacities as issuers of Letters of Credit hereunder, and each other Lender appointed as an Issuing Bank hereunder pursuant to Section 2.05(k) and, in each case, its successors in such capacity as provided in Section 2.05(i). An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“JPMCB” means JPMorgan Chase Bank, N.A.

“LC Disbursement” means a payment made by any Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“LCPI” means Lehman Commercial Paper Inc.

“Lender Addendum” means, with respect to any applicable Lender, a lender addendum in form and substance reasonably acceptable to the Administrative Agent.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.  Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on the Reuters Screen LIBOR01 Page or otherwise on the Reuters Screen (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as reasonably determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.  For the avoidance of doubt, it is understood and agreed that Holdings and any Subsidiary may, as part of its business, grant licenses to third parties to use intellectual property owned or developed by, or licensed to, such entity.  For purposes of this Agreement and the other Loan Documents, such licensing activity shall not constitute a “Lien” on such intellectual property.  Each of the Administrative Agent and each Lender understands that any such licenses may be exclusive to the applicable licensees, and such exclusivity provisions may limit the ability of the Administrative Agent to utilize, sell, lease, license or transfer the related intellectual property or otherwise realize value from such intellectual property pursuant hereto.

“Loan Documents” means this Agreement and the Security Documents.

“Loan Parties” means Holdings, the Borrower and the Subsidiary Loan Parties.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Long-Term Indebtedness” means any Indebtedness that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.  For purposes of determining the Long-Term Indebtedness of Holdings, the Borrower and the Subsidiaries, Indebtedness of Holdings, the Borrower or any Subsidiary owed to Holdings, the Borrower or a Subsidiary shall be excluded.

“Management Agreement” means the Management Agreement dated as of the Initial Closing Date among the Borrower, Holdings and the Sponsor, as provided to the Arrangers and as in effect on the Effective Date, and as modified from time to time with the consent of the Administrative Agent.

“Management Group” means the group of individuals consisting of the directors, executive officers and other management personnel of the Borrower or Holdings on the Effective Date together with (i) each new director elected to such board of directors by, or with the approval of, Equity Investors holding, directly or indirectly, more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Borrower or whose nomination for such election was approved by a vote of a majority of the directors on such board of directors and (ii) executive officers and other management personnel of the Borrower or Holdings hired at a time when the directors that are members of the Management Group constitute a majority of the directors of the Borrower or Holdings.

“Margin Stock” shall have the meaning assigned to such term in Regulation U of the Board.

“Material Adverse Effect” means a material adverse effect on the business, operations or financial condition of Holdings, the Borrower and the Subsidiaries, taken as a whole.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of Holdings, the Borrower and its Subsidiaries in an aggregate principal amount exceeding $12,500,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Holdings, the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings, the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means (i) any Securitization Vehicle and (ii) any Subsidiary, including its subsidiaries, which meets any of the following conditions:  (a) Holdings’, the Borrower’s and the other Subsidiaries’ investments in and advances to such Subsidiary exceed 5% of the consolidated total assets of Holdings and the Subsidiaries as of the end of the most recently completed fiscal year, (b) the consolidated assets of such Subsidiary exceed 5% of the consolidated total assets of Holdings and the Subsidiaries as of the end of the most recently completed fiscal year or (c) the consolidated pre-tax income from continuing operations of such Subsidiary for the most recently ended period of four consecutive fiscal quarters exceeds 5% of the consolidated pre-tax income from continuing operations of Holdings and the Subsidiaries for such period.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means any mortgage, deed of trust, assignment of leases and rents or other security document granting a Lien on any real property and improvements thereto to secure the Obligations delivered after the Effective Date pursuant to Section 5.12.  Each Mortgage shall be reasonably satisfactory in form and substance to the Collateral Agent.

“Mortgaged Property” means, each parcel of real property and the improvements thereto owned by a Loan Party and identified as a Mortgaged Property on Schedule 3.05, and each other parcel of real property and improvements thereto acquired by a Loan Party after the Effective Date with respect to which a Mortgage is required to be granted pursuant to Section 5.12.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any event (a) the cash proceeds actually received in respect of such event including (i) any cash received in respect of any debt instrument or equity security received as non-cash proceeds, but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all fees and out-of-pocket expenses (including underwriting discounts and commissions and collection expenses) paid or payable by Holdings, the Borrower and the Subsidiaries to third parties (including Affiliates, if permitted by Section 6.09) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made by Holdings, the Borrower and the Subsidiaries as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by Holdings, the Borrower and the Subsidiaries (provided that such amounts withheld or estimated for the payment of taxes shall, to the extent not utilized for the payment of taxes, be deemed to be Net Proceeds received when such nonutilization is determined), and the amount of any reserves established by Holdings, the Borrower and the Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case that are directly attributable to such event (provided that any reversal of any such reserves will be deemed to be Net Proceeds received at the time and in the amount of such reversal), in each case as determined reasonably and in good faith by the chief financial officer of the Borrower.

“Net Secured Leverage Ratio” means, on any date, the ratio of (a) the aggregate principal amount of the Loans outstanding under this Agreement (net of unrestricted cash and Permitted Investments) as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower most recently ended on or prior to such date; provided, that for purposes of Section 6.01(a)(xx) only, clause (a) of this definition shall mean all Indebtedness of the Borrower or any Subsidiary secured by a Lien on any assets or other property of the Borrower or any Subsidiary.

“Net Working Capital” means, at any date, (a) the consolidated current assets of Holdings, the Borrower and its consolidated Subsidiaries as of such date (excluding cash, Permitted Investments and current deferred income taxes) minus (b) the consolidated current liabilities of Holdings, the Borrower and its consolidated Subsidiaries as of such date (excluding current liabilities in respect of Indebtedness and current deferred income taxes).  Net Working Capital at any date may be a positive or negative number. Net Working Capital increases when it becomes more positive or less negative and decreases when it becomes less positive or more negative.

“Non-Cash Pay Preferred Stock” means preferred stock or other preferred securities or membership interests of Holdings or the Borrower which (i) are not mandatorily redeemable, in whole or part, or required to be repurchased or reacquired, in whole or part, by Holdings, the Borrower or any Subsidiary, and which do not require any payment of cash dividends or distributions, in each case, prior to the date that is six months after the Tranche C Maturity Date, (ii) are not secured by any assets of Holdings, the Borrower or any Subsidiary, (iii) are not guaranteed by Holdings, the Borrower or any Subsidiary and (iv) are not exchangeable or convertible into Indebtedness of Holdings, the Borrower or any Subsidiary, except at the option of the Borrower and subject to compliance with Section 6.01(a), or any preferred stock or other Equity Interest (other than common equity of Holdings or other Non-Cash Pay Preferred Stock of Holdings).

“Note” means any promissory note evidencing any Loan.

“Obligations” has the meaning assigned to such term in the Collateral Agreement.

“Operating Licenses” has the meaning assigned to such term in Section 3.08.

“Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Parent” means Holdings or, in the event that any newly formed Person becomes the holder of 100% of the beneficial and record ownership interests in Holdings in connection with an initial public offering of any Equity Interests in Holdings, such newly formed Person, or in the event of a Qualified IPO by the Borrower, the Borrower, and in each case, any successor permitted by Section 6.03.

“Participant” has the meaning set forth in Section 9.04(b).

“Patriot Act” has the meaning assigned to such term in Section 9.15.

“Patronage Certificates” means patronage certificates and/or capital allocation of any of (i) the Rural Utilities Service, (ii) CoBank, ACB or (iii) RTFC.

“Payment Office” means the office specified from time to time by the Administrative Agent as its payment office by notice to the Borrower and the Lenders.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate in the form of Exhibit D to the Collateral Agreement or any other form approved by the Collateral Agent.

“Permitted Acquisition” means any acquisition (by merger, consolidation or otherwise) by the Borrower or a Subsidiary Loan Party of all or substantially all of the assets (including Equity Interests issued by a Subsidiary) of, or all the Equity Interests in, a Person or division or line of business of a Person, if (a) immediately after giving effect thereto, no Event of Default has occurred and is continuing or would result therefrom on a Pro Forma Basis, (b) substantially all the business of such acquired Person or business consists of one or more Permitted Businesses, (c) each Subsidiary (which survives such Permitted Acquisition) and all assets acquired pursuant to such Permitted Acquisition shall have been (or within 10 Business Days (or such longer period as may be acceptable to the Administrative Agent) after such Permitted Acquisition shall be) pledged as Collateral in the manner provided for and to the extent required pursuant to the Collateral and Guarantee Requirement, (d) the Borrower and the Subsidiaries are in Pro Forma Compliance, after giving effect to such acquisition, computed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available, as if such acquisition had occurred on the first day of the relevant period for testing compliance, and (e) the Borrower has delivered to the Administrative Agent an officer’s certificate to the effect set forth in clauses (a), (b), (c) and (d) above, together with all relevant financial information for the Person or assets acquired and reasonably detailed calculations demonstrating satisfaction of the requirement set forth in clause (d) above; provided, that any non-United States assets, including the Equity Interests issued by a Foreign Subsidiary, acquired in connection with any such acquisition shall only be permitted to be acquired to the extent provided in Section 6.04(d).

“Permitted Business” means the provision of local and long-distance telephone services, broadband wireless telecommunications services, internet access services, video services and directory publishing services, and, in each case, businesses reasonably related, incidental or ancillary thereto and in the case of any Securitization Vehicle, Securitizations.

“Permitted Cure Security” shall mean common stock of Holdings or Non-Cash Pay Preferred Stock.

“Permitted Encumbrances” means:

(a)           Liens imposed by law or any Governmental Authority for taxes, assessments or other governmental charges or levies that are not yet due or are being contested in compliance with Section 5.05;

(b)           carriers’, warehousemen’s, mechanics’, materialmen’s, landlord’s, repairmen’s, construction and other like Liens, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in good faith by appropriate proceedings;

(c)           pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)           deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)           judgment liens in respect of judgments or attachments that do not constitute an Event of Default under clause (j) of Article VII; and

(f)            easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not materially interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Holdings Debt” means Indebtedness of Holdings which (i) does not mature, and is not subject to mandatory repurchase, redemption or amortization (other than pursuant to customary asset sale or change in control provisions requiring redemption or repurchase only if and to the extent then permitted by this Agreement), in each case, prior to the date that is six months after the Tranche C

Maturity Date, (ii) is not secured by any assets of Holdings, the Borrower or any Subsidiary, (iii) is not Guaranteed by the Borrower or any Subsidiary, (iv) is not exchangeable or convertible into Indebtedness of Holdings (except other Permitted Holdings Debt), the Borrower or any Subsidiary or any preferred stock or other Equity Interest (other than common equity or Non-Cash Pay Preferred Stock of Holdings, provided that any such exchange or conversion, if effected, would not result in a Change in Control) and (v) if subordinated, is subordinated to the Obligations pursuant to a written instrument delivered, and reasonably satisfactory, to the Administrative Agent or on terms no less favorable in any significant respect to the Lenders than the subordination terms applicable to the Senior Subordinated Debt.

“Permitted Investments” means:

(a)           direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing or allowing for liquidation at the original par value at the option of the holder within two years from the date of acquisition thereof;

(b)           investments in commercial paper (other than commercial paper issued by Holdings, the Borrower, the Equity Investors or any of their Affiliates) maturing within one year from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)           investments in certificates of deposit, banker’s acceptances, time deposits or overnight bank deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $250,000,000;

(d)           fully collateralized repurchase agreements with a term of not more than 180 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e)           money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000;

(f)            securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A by Moody’s; and

(g)           shares of restricted mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (f) above (other than with respect to the parenthetical in clause (b) above).

“Permitted Subordinated Indebtedness” means Indebtedness of the Borrower which (i) does not mature, and is not subject to mandatory repurchase, redemption or amortization (other than pursuant to customary asset sale or change in control provisions requiring redemption or repurchase only if and to the extent then permitted by this Agreement), in each case, prior to the date that is six months after the Tranche C Maturity Date, (ii) is not secured by any assets of Holdings, the Borrower or any Subsidiary, (iii) is not exchangeable or convertible into Indebtedness of Holdings, the Borrower or any Subsidiary or any preferred stock or other Equity Interest (other than common equity or Non-Cash Pay Preferred Stock of Holdings, provided that any such exchange or conversion, if effected, would not result in a Change in Control) and (iv) is, together with any Guarantee thereof by any Subsidiary (a “Permitted Subordinated Guarantee”), subordinated to the Obligations pursuant to a written instrument delivered, and reasonably satisfactory, to the Administrative Agent or on terms no less favorable in any significant respect to the Lenders than the subordination terms applicable to the Senior Subordinated Debt.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prepayment Event” means any (a) Asset Disposition or (b) Debt Issuance.

“Prime Rate” means the prime lending rate as set forth on the British Banking Association Telerate Page 5 (or such other comparable page as may, in the reasonable opinion of the Administrative Agent, replace such page for the purpose of displaying such rate), as in effect from time to time.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually available.

“Pro Forma Compliance” means, with respect to any event, that the Borrower is in pro forma compliance with the Financial Covenant, calculated on a Pro Forma Basis with respect to the event being tested.

“Pro Forma Basis” means, as to any Person, for any events as described in clauses (i) and (ii) below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event (the “Test Period”):

(i)            in making any determination of Consolidated EBITDA, pro forma effect shall be given to any Asset Disposition and to any Permitted Acquisition (or to any similar transaction or transactions that require a waiver or consent of the Required Lenders pursuant to Section 6.04 or 6.05), in each case that occurred during the Test Period (or, in the case of determinations made pursuant to the definition of “Permitted Acquisition” occurring during the Test Period or thereafter and through and including the date upon which the respective Permitted Acquisition is consummated); and

(ii)           in making any determination on a Pro Forma Basis, (x) all Indebtedness (including Indebtedness incurred or assumed and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes, in each case, not to finance any acquisition) incurred or permanently repaid during the Test Period (or, in the case of determinations made pursuant to the definition of “Permitted Acquisition”, occurring during the Test Period and through and including the date upon which the respective Permitted Acquisition is consummated) shall be deemed to have been incurred or repaid at the beginning of such period and (y) interest expense of such Person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods.

Pro forma calculations made pursuant to the definition of “Pro Forma Basis” shall be determined in good faith by a Financial Officer of the Borrower and, for any fiscal period ending on or prior to the first anniversary of a Permitted Acquisition or Asset Disposition (or any similar transaction or transactions that require a waiver or consent of the Required Lenders pursuant to Section 6.04 or 6.05), may include adjustments to reflect operating expense reductions and other operating improvements or synergies implemented or planned to be implemented and reasonably expected to result from such Permitted Acquisition, Asset Disposition or other similar transaction, to the extent that the Borrower delivers to the Administrative Agent (i) a certificate of the Borrower signed by a Financial Officer setting forth such operating expense reductions and other operating improvements or synergies and (ii) information and calculations supporting in reasonable detail such estimated operating expense reductions and other operating improvements or synergies.

“Qualified IPO” means an initial public offering by Holdings, Parent or the Borrower of its common Equity Interests as a result of which, after giving effect to the application of the proceeds therefrom, the Total Leverage Ratio is not more than 4.30 to 1.00.

“Reference Period” means, at any date, the period commencing on the first day of the first full fiscal quarter that starts after the date hereof and ending on the last day of the last fiscal quarter for which a quarterly compliance report has been delivered by the Borrower prior to such date.

“Refinancing Indebtedness” means Indebtedness issued or incurred (including by means of the extension or renewal of existing Indebtedness) to extend, renew, replace or refinance existing Indebtedness (“Refinanced Debt”); provided that (i) such extending, renewing, replacing or refinancing Indebtedness is in an original aggregate principal amount not greater than the aggregate principal amount of, and unpaid interest on, the Refinanced Debt plus the amount of any premiums paid thereon and fees and expenses associated therewith, (ii) such Indebtedness has a maturity and a weighted average life equal to or greater than that of the Refinanced Debt, (iii) if the Refinanced Debt or any Guarantees thereof are subordinated to the Obligations, such Indebtedness and Guarantees thereof are subordinated to the Obligations on terms no less favorable in any significant respect to the holders of the Obligations than the subordination terms of such Refinanced Debt or Guarantees thereof (and no Loan Party that has not guaranteed or is not obligated to guarantee such Refinanced Debt Guarantees such Indebtedness), (iv) such Indebtedness contains covenants and events of default and is benefited by Guarantees (if any) which, taken as a whole, are determined in good faith by the board of directors of the Borrower not to be materially less favorable to the Lenders than the covenants and events of default of or Guarantees (if any) in respect of such Refinanced Debt, (v) if such Refinanced Debt or any Guarantees thereof are secured, such Indebtedness and any Guarantees thereof are either unsecured or secured only by such assets as secured or were required to secure the Refinanced Debt and Guarantees thereof, (vi) if such Refinanced Debt and any Guarantees thereof are unsecured, such Indebtedness and Guarantees thereof are also unsecured, (vii) such Indebtedness is issued only by the issuer of such Refinanced Debt and (viii) the proceeds of such Indebtedness are applied promptly (and in any event within 45 days) after receipt thereof to the repayment of such Refinanced Debt.

“Register” has the meaning assigned to such term in Section 9.04(d).

“Reimbursement Obligation” means the obligation of the Borrower to reimburse each Issuing Bank pursuant to Section 2.05 for amounts drawn under Letters of Credit issued by such Issuing Bank.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees, Controlling Persons and advisors of such Person and of each of such Person’s Affiliates.

“Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

“Replacement” has the meaning assigned to such term in the recitals to this Agreement.

“Repricing” has the meaning assigned to such term in Section 2.11(a).

“Required Lenders” means, at any time, Lenders having Revolving Exposures, Term Loans and unused Commitments representing more than 50% of the sum of the total Revolving Exposures, outstanding Term Loans and unused Commitments at such time.

“Required Percentage” has the meaning assigned to such term in Section 2.11(c).

“Required Revolving Lenders” means, at any time, Lenders having Revolving Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Exposures and unused Commitments at such time.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance or vesting of additional shares of Equity Interests of the Person paying such dividends or distributions) in Holdings, the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation, termination or amendment of any Equity Interests in Holdings, the Borrower or any Subsidiary or of any option, warrant or other right to acquire any such Equity Interests in Holdings, the Borrower or any Subsidiary.

“Retained Asset Disposition Proceeds” has the meaning assigned to such term in Section 2.11(c).

“Revolving Availability Period” means the period from the Effective Date to but excluding the earlier of (i) the Business Day immediately preceding the Revolving Maturity Date and (ii) the date of termination of the Revolving Commitments.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable.  The initial aggregate amount of the Lenders’ Revolving

Commitments as of the Effective Date is $200,000,000; provided that not more than $90,000,000 of Revolving Loans shall be available to the Borrower until such time as the Borrower makes an election pursuant to Section 2.01(c).

“Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means a Loan made pursuant to clause (b) of Section 2.01.

“Revolving Maturity Date” means April 30, 2012, or, if such day is not a Business Day, the next preceding Business Day.

“RTFC” means Rural Telephone Finance Cooperative, a District of Columbia cooperative association.

“Rural Utilities Service” means the Rural Utilities Service Agency of the U.S. Department of Agriculture.

“S&P” means Standard & Poor’s Ratings Group, Inc.

“Secured Parties” has the meaning assigned to such term in the Collateral Agreement.

“Securitization” means any transaction or series of transactions entered into by the Borrower or any Subsidiary pursuant to which the Borrower or such Subsidiary, as the case may be, sells, conveys or otherwise transfers to a Securitization Vehicle Securitization Assets of the Borrower or such Subsidiary (or grants a security interest in such Securitization Assets transferred or purported to be transferred to such Securitization Vehicle), and which Securitization Vehicle finances the acquisition of such Securitization Assets (i) with proceeds from the issuance of Third Party Interests, (ii) with Sellers’ Retained Interests or (iii) with proceeds from the sale or collection of Securitization Assets previously purchased by such Securitization Vehicle.

“Securitization Assets” means any accounts receivable owed to or owned by the Borrower or any Subsidiary (whether now existing or arising or acquired in the future) arising in the ordinary course of business from the sale of goods or services, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, all proceeds of such accounts receivable and other assets (including contract rights) which are of the type customarily transferred in connection with securitizations of accounts receivable and which are sold, transferred or otherwise conveyed by the Borrower or a Subsidiary to a Securitization Vehicle in connection with a Securitization permitted by Section 6.05.

“Securitization Vehicle” means a Person that is a direct wholly owned Subsidiary of the Borrower or a Subsidiary formed for the purpose of effecting one or more Securitizations to which the Borrower or its Subsidiaries transfer Securitization Assets and which, in connection therewith, issues Third Party Interests or Sellers’ Retained Interests; provided that such Securitization Vehicle shall engage in no business other than the purchase of Securitization Assets pursuant to Securitizations permitted by

Section 6.05, the issuance of Third Party Interests or other funding of such Securitizations and any activities reasonably related thereto, and provided further that

(x)            no portion of the Indebtedness or any other obligations (contingent or otherwise) of such Securitization Vehicle (i) is guaranteed by the Borrower or any Subsidiary (excluding guarantees of obligations (other than the principal of and interest on Indebtedness) pursuant to standard Securitization Undertakings), (ii) is recourse to or obligates the Borrower or any other Subsidiary of the Borrower in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Borrower or any other Subsidiary of the Borrower, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(y)           neither the Borrower nor any Subsidiary has any material contract, agreement, arrangement or understanding with such Securitization Vehicle other than on terms which the Borrower reasonably believes to be no less favorable to the Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower; and

(z)            neither the Borrower nor any Subsidiary has any obligation to maintain or preserve such Securitization Vehicle’s financial condition or cause such Securitization Vehicle to achieve certain levels of operating results.

“Security Documents” means the Collateral Agreement, the Mortgages and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.11 or 5.12 or pursuant to the Collateral Agreement to secure any of the Obligations.

“Sellers’ Retained Interests” means the debt or equity interests held by the Borrower or any Subsidiary in a Securitization Vehicle to which Securitization Assets have been transferred in a Securitization permitted by Section 6.05, including any such debt or equity received in consideration for the Securitization Assets transferred.

“Senior Subordinated Debt” means the Indebtedness represented by the Senior Subordinated Notes (including the Note Guarantees, Exchange Notes (each as defined in the Senior Subordinated Debt Documents), Guarantees of Exchange Notes and any replacement Exchange Notes).

“Senior Subordinated Debt Documents” means the indenture under which the Senior Subordinated Debt was issued, the Senior Subordinated Notes, and the Guarantees of the Senior Subordinated Notes.

“Senior Subordinated Notes” means the Borrower’s Senior Subordinated Notes due 2015 to be issued on or prior to the Effective Date in the aggregate principal amount of $150,000,000.

“Senior Unsecured Debt” means the Indebtedness represented by the Senior Unsecured Notes (including the Note Guarantees, Exchange Notes (each as defined in the Senior Unsecured Debt Documents), Guarantees of Exchange Notes and any replacement Exchange Notes).

“Senior Unsecured Debt Documents” means the indenture under which the Senior Unsecured Debt was issued, the Senior Unsecured Notes and the Guarantees of the Senior Unsecured Notes.

“Senior Unsecured Notes” means the Borrower’s Senior Floating Rate Notes due 2013 and Senior Fixed Rate Notes due 2013 to be issued on or prior to the Effective Date in the aggregate principal amount of $350,000,000.

“SPC” has the meaning assigned to such term in Section 9.04(g).

“Sponsor” means, collectively, Carlyle Partners III, L.P. and Carlyle Partners IV, L.P.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Borrower or any Subsidiary which the Borrower has determined in good faith to be customary in a Securitization, including, without limitation, those relating to the servicing of the assets of a Securitization Vehicle.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means (a) any subsidiary of the Borrower on the Effective Date and (b) each subsidiary of the Borrower organized or acquired after the Effective Date.  Notwithstanding the foregoing (except for the definition of Unrestricted Subsidiary contained herein), an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of the Borrower or any of its Subsidiaries for purposes of this Agreement.

“Subsidiary Loan Party” means any Subsidiary other than (a) Hawaiian Telcom Insurance Company Incorporated, (b) any Foreign Subsidiary and (c) any Securitization Vehicle.

“Subsidiary Redesignation” shall have the meaning set forth in Section 5.13.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.  The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means LCPI, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Syndication Agent” has the meaning assigned to such term in the preamble to this Agreement.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Third Party Interests” means, with respect to any Securitization, notes, bonds or other debt instruments, beneficial interests in a trust, undivided ownership interests in receivables or other securities issued for cash consideration by the relevant Securitization Vehicle to banks, financing conduits, investors or other financing sources (other than Holdings and its subsidiaries) the proceeds of which are used to finance, in whole or in part, the purchase by such Securitization Vehicle of Securitization Assets in a Securitization.  The amount of any Third Party Interests shall be deemed to equal the aggregate principal, stated or invested amount of such Third Party Interests which are outstanding at such time.

“Total Indebtedness” means, as of any date, (a) the aggregate principal amount of Indebtedness of a type described in clauses (a), (b) and (g) of the definition thereof and, to the extent relating to any Guarantee of Indebtedness of a type described in such clauses (a), (b) and (g), clause (f) of the definition thereof, of the Borrower and the Subsidiaries outstanding as of such date, in the amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP minus (b) the aggregate amount of unrestricted cash and Permitted Investments that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP.

“Total Leverage Ratio” means, on any date, the ratio of (a) Total Indebtedness as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower most recently ended on or prior to such date.

“Tranche A Term Loan” has the meaning assigned to such term in the Existing Credit Agreement.

“Tranche B Term Loan” has the meaning assigned to such term in the Existing Credit Agreement.

“Tranche C Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Tranche C Term Loan hereunder on the Effective Date, expressed as an amount representing the maximum principal amount of the Tranche C Term Loan to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Tranche C Commitment is set forth on Schedule 2.01, or in the

Assignment and Assumption pursuant to which such Lender shall have assumed its Tranche C Commitment, as applicable. The initial aggregate amount of the Lenders’ Tranche C Commitments is $860,000,000.

“Tranche C Lender” means a Lender with a Tranche C Commitment or an outstanding Tranche C Term Loan.

“Tranche C Maturity Date” means June 1, 2014, or, if such day is not a Business Day, the next preceding Business Day; provided, that if on or prior to April 30, 2012, the Borrower does not provide to the Administrative Agent (i) evidence of approval by the HPUC of the extension of the period of the guaranty, pledge, encumbrance and security provided for pursuant to the Loan Documents until at least June 1, 2014 (or evidence reasonably satisfactory to the Administrative Agent that such approval by the HPUC is not required) and (ii) any other authorizations or approvals from the HPUC or any equivalent Governmental Authority necessary to extend the maturity of the Term Loans until at least June 1, 2014, the Tranche C Maturity Date shall be April 30, 2012.

“Tranche C Term Loan” or “Term Loan” means a Loan made pursuant to clause (a) of Section 2.01.

“Transactions” has the meaning assigned to such term in the recitals to this Agreement.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Unrestricted Subsidiary” shall mean any Subsidiary of the Borrower designated as an Unrestricted Subsidiary pursuant to Section 5.13.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION  1.02.  Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION  1.03.  Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to

Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION  1.04.  Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until  such notice shall have been withdrawn or such provision  amended in accordance herewith.

ARTICLE II

The Credits

SECTION  2.01.  Commitments.  Subject to the terms and conditions set forth herein, each Lender agrees:

(a)           to make a Tranche C Term Loan to the Borrower on the Effective Date in a principal amount equal to its Tranche C Commitment;

(b)           to make Revolving Loans to the Borrower from time to time during the Revolving Availability Period in an aggregate principal amount that will not (after giving effect to any concurrent use of the proceeds thereof to repay Swingline Loans or LC Disbursements) result in such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment; provided, however, that the Borrower may only have Revolving Loans outstanding on the Effective Date in an aggregate amount of up to $40,000,000;

(c)           that, on or prior to the first anniversary of the Effective Date, the Borrower may elect, upon five (5) Business Days’ prior written notice to the Administrative Agent, irrespective of whether any Event of Default shall have occurred or be continuing at the time of such election, to increase the availability under the Revolving Commitments in an aggregate amount not to exceed $110,000,000 (such amount, the “Incremental Revolving Loan Availability”); provided, that any Loans incurred pursuant to the Incremental Revolving Loan Availability shall be on the same terms as all Revolving Loans hereunder, including the same Applicable Rate, unless the Borrower and the applicable Lenders shall otherwise agree; and

(d)           Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.  Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

SECTION  2.02.  Loans and Borrowings.  (a)  Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their Commitments of the applicable Class.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)           Subject to Section 2.14, each Revolving Borrowing and Tranche C Term Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith.  Each Swingline Loan shall be an ABR Loan.

(c)           At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $2,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $2,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e).  Each Swingline Loan shall be in an amount that is an integral multiple of $1,000,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 15 Eurodollar Borrowings outstanding.

(d)           Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date or Tranche C Maturity Date, as applicable.

SECTION  2.03.  Requests for Borrowings.  To request funding of a Revolving Borrowing or Tranche C Term Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 2:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 2:00 p.m., New York City time, on the Business Day that is the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)            whether the requested Borrowing is to be a Revolving Borrowing or Tranche C Term Borrowing;

(ii)           the aggregate amount of such Borrowing;

(iii)          the date of such Borrowing, which shall be a Business Day;

(iv)          subject to the proviso to the fourth sentence of Section 2.02(c), whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(v)           in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi)          the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION  2.04.  Swingline Loans.  (a)  Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $35,000,000 or (ii) the sum of the total Revolving Exposures exceeding the total Revolving Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b)           To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 2:00 p.m., New York City time, on the day of a proposed Swingline Loan.  Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan.  The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c)           The Swingline Lender may by written notice given to the Administrative Agent not later than 12:00 noon, New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding.  Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever; provided that no Lender shall be required to acquire a participation in any Swingline Loan to the extent that doing so would cause the Revolving Exposure of such Lender to exceed such Lender’s Revolving Commitment.  Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders.  The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

SECTION  2.05.  Letters of Credit.  (a)  General.  Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account or the account of any Subsidiary, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, on the Initial Closing Date and at any time and from time to time during the Revolving Availability Period.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)           Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $15,000,000 and (ii) the total Revolving Exposures shall not exceed the total Revolving Commitments.

(c)           Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof (including any automatic renewal pursuant to an evergreen feature), one year after the most recent such renewal or extension) and (ii) the date that is five days prior to the Revolving Maturity Date.

(d)           Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of an Issuing Bank or the Lenders, each Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s

Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever; provided that no Lender shall be required to acquire a participation in any Letter of Credit to the extent that doing so would cause the Revolving Exposure of such Lender to exceed such Lender’s Revolving Commitment.

(e)           Reimbursement.  If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 2:00 p.m., New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 2:00 p.m., New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that (whether or not the conditions in Section 4.02 are satisfied or a Default exists) each of the Administrative Agent and the Borrower shall have the absolute and unconditional right to require that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and Issuing Bank as their interests may appear.  Any payment made by a Revolving Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)            Obligations Absolute.  The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  None of the Administrative Agent, the Lenders, the Issuing Banks or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided that the provisions of this Section 2.05(f) shall not be construed to excuse an Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)           Disbursement Procedures.  An Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by it. The applicable Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h)           Interim Interest.  If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse an Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)            Replacement of an Issuing Bank.  An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b).  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any predecessor Issuing Bank, or to such successor and all predecessor Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)            Cash Collateralization.  If any Event of Default under clauses (a), (b), (h) or (i) of Article VII shall occur and be continuing or if the Loans have been accelerated pursuant to Article VII as a result of any other Event of Default, on or before the third Business Day (subject to the proviso below) after the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon;

provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII.  The Borrower also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11(b). Each such deposit under this Section or Section 2.11(b) shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement, and the Borrower hereby grants to the Agent, for the benefit of the Secured Parties, a security interest in all funds and investments from time to time in such account, and in the proceeds thereof, to secure the Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of (i) for so long as an Event of Default shall be continuing, the Administrative Agent and (ii) at any other time, the Borrower, in each case, in Permitted Investments and at the Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse any Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure  representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral under this Section 2.05(j) as a result of the occurrence of an Event of Default specified above, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after the applicable Events of Default have been cured or waived. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.11(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower as and to the extent that, after giving effect to such return, the Borrower would remain in compliance with Section 2.11(b) and no Default shall have occurred and be continuing.

(k)           Additional Issuing Banks.  From time to time, the Borrower may by notice to the Administrative Agent designate up to three Lenders (in addition to JPMCB and LCPI or any of their respective Affiliates) to act as Issuing Banks; provided (i) each agrees (in its sole discretion) to act in such capacity pursuant to a written instrument satisfactory to the Borrower and the Administrative Agent, (ii) each is reasonably satisfactory to the Administrative Agent as an Issuing Bank and (iii) at the time of designation and for all periods such Lender acts as an Issuing Bank such Lender has a Revolving Commitment hereunder.

(l)            Reporting.  Unless otherwise requested by the Administrative Agent, each Issuing Bank shall (i) provide to the Administrative Agent copies of any notice received from the Borrower pursuant to Section 2.05(b) no later than the next Business Day after receipt thereof and (ii) report in writing to the Administrative Agent (A) on or prior to each Business Day on which such Issuing Bank expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension occurred (and whether the amount thereof changed), and the applicable Issuing Bank shall be permitted to issue, amend, renew or extend such Letter of Credit if the Administrative Agent shall not have advised such Issuing Bank that such issuance, amendment renewal or extension would not be in conformity with the requirements of this Agreement, (B) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date of such LC Disbursement and the amount of such LC Disbursement and (C) on any other Business Day, such other information as the Administrative Agent shall reasonably request, including but not limited to prompt verification of such information as may be requested by the Administrative Agent.

SECTION  2.06.  Funding of Borrowings.  (a)  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans and Swingline Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b)           Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION  2.07.  Interest Elections.  (a)  Each Revolving Borrowing and Tranche C Term Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b)           To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c)           Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)            the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)           the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)          whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)          if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)           Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)           If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing then, so long as an Event of Default is continuing (i) no outstanding

Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION  2.08.  Termination and Reduction of Commitments.  (a) Unless previously terminated, (i) the Tranche C Commitments shall terminate at 5:00 p.m., New York City time, on the Effective Date and (ii) the Revolving Commitments shall terminate on the Revolving Maturity Date.

(b)           The Borrower may at any time, without premium or penalty, terminate, or from time to time reduce, the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the sum of the Revolving Exposures would exceed the total Revolving Commitments.

(c)           The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(d)           [Reserved].

(e)           Any termination or reduction of the Revolving Commitments shall be permanent.  Each reduction of the Revolving Commitments shall be made ratably among the Revolving Lenders in accordance with their respective Revolving Commitments.

SECTION  2.09.  Repayment of Loans; Evidence of Debt.  (a)  The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Maturity Date, (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Tranche C Term Loan of such Lender as provided in Section 2.10 and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least five Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans that were outstanding on the date such Borrowing was requested.

(b)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)           The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)           The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)           Any Lender may request that Loans of any Class made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form reasonably satisfactory to the Administrative Agent.  Such promissory note shall state that it is subject to the provisions of this Agreement.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION  2.10.  Amortization of Term Loans.  (a)  Subject to adjustment pursuant to paragraph (d) of this Section 2.10, the Borrower shall repay Tranche C Term Borrowings on each date set forth below in the aggregate principal amount set forth opposite such date (each such date being called an “Installment Date”):

Date	Amount

September 30, 2007	$2,150,000
December 31, 2007	$2,150,000
March 31, 2008	$2,150,000
June 30, 2008	$2,150,000
September 30, 2008	$2,150,000
December 31, 2008	$2,150,000
March 31, 2009	$2,150,000
June 30, 2009	$2,150,000
September 30, 2009	$2,150,000
December 31, 2009	$2,150,000
March 31, 2010	$2,150,000
June 30, 2010	$2,150,000
September 30, 2010	$2,150,000
December 31, 2010	$2,150,000
March 31, 2011	$2,150,000
June 30, 2011	$2,150,000
September 30, 2011	$2,150,000
December 31, 2011	$2,150,000
March 31, 2012	$2,150,000
June 30, 2012	$2,150,000
September 30, 2012	$2,150,000
December 31, 2012	$2,150,000
March 31, 2013	$2,150,000
June 30, 2013	$2,150,000
September 30, 2013	$2,150,000
December 31, 2013	$2,150,000
March 31, 2014	$2,150,000
Tranche C Maturity Date	$801,950,000

(b)           [Reserved].

(c)           To the extent not previously paid, all Tranche C Term Loans shall be due and payable on the Tranche C Maturity Date.

(d)           Any mandatory prepayment of a Tranche C Term Borrowing shall be applied to reduce the subsequent scheduled repayments of the Tranche C Term Borrowings to be made pursuant to this Section first, in direct order of the first eight scheduled payments to become due under Section 2.10(a) following the date of such prepayment, and thereafter, ratably to the remaining scheduled payments under such section.  Any optional prepayment of the Tranche C Term Loans shall be applied to the remaining installments thereof as directed by the Borrower.

(e)           Prior to any repayment of any Tranche C Term Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be repaid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 11:00 a.m., New York City time, three Business Days before the scheduled date of such repayment.  Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing.  Repayments of Tranche C Term Borrowings shall be accompanied by accrued interest on the amount repaid.

SECTION  2.11.  Prepayment of Loans.  (a)  The Borrower shall have the right at any time and from time to time to prepay any Borrowing (including accrued and unpaid interest thereon) in whole or in part, without premium or penalty (other than any Applicable Premium, and in any case, subject to Section 2.16), in an aggregate principal amount that is an integral multiple of $1,000,000 and not less than $2,000,000 (or $500,000 or more, in the case of Swingline Loans) or, if less, the amount outstanding, subject to the requirements of this Section; provided, that in connection with, and as a condition to any voluntary prepayment of the Tranche C Term Loans on or prior to the first anniversary of the Effective Date pursuant to (i) a refinancing of all or part of the Tranche C Term Loans with the proceeds of a substantially concurrent issuance or incurrence of new term loans pursuant to this Agreement or (ii) any amendment to this Agreement or the other Loan Documents (any such amendment, a “Repricing”) (in each case, other than a refinancing of all of the Term Loans in connection with a transaction not permitted by this Agreement), and in each case, the Applicable Rate (or similar interest spread) for such Type of Loan is, or upon the satisfaction of certain conditions, could be less than the Applicable Rate (or similar interest spread) for such Type of Loan on the Effective Date, the Borrower shall pay to the Tranche C Term Lenders, in addition to the amount of such prepayment and any other amounts then due on the date of such refinancing or Repricing, the Applicable Premium.

(b)           In the event and on such occasion that the sum of the Revolving Exposures exceeds the total Revolving Commitments, the Borrower shall prepay Revolving Borrowings or Swingline Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j)) in an aggregate amount equal to such excess.

(c)           (i) In the event and on each occasion that any Net Proceeds are received by or on behalf of Holdings, the Borrower or any Subsidiary in respect of any Prepayment Event, the Borrower shall, not later than the Business Day next after the date on which such Net Proceeds are received, prepay Tranche C Term Borrowings in an aggregate amount equal to the Required Percentage of such Net Proceeds; provided that, in the case of any Asset Disposition described in clauses (a) and (b) of the definition of the term Asset Disposition, if the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer to the effect that the Borrower or a Subsidiary intends to apply the Net Proceeds from such event (or a portion thereof specified in such certificate), within 15 months after receipt of such Net Proceeds, to acquire, maintain, develop, construct, improve, upgrade or repair assets (other than Equity Interests) to be used in the business of the Borrower or such Subsidiaries or to fund a Permitted Acquisition in accordance with the terms of Section 6.04, and certifying that no Event of Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds in respect of such event (or the portion of such Net Proceeds specified in such certificate, if applicable) except to the extent of any such Net Proceeds therefrom that have not been so applied by the end of such 15-month period or contractually committed by the end of such 15-month period to be so applied within 21 months after receipt of such Net Proceeds, at which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been so applied or committed (and if any portion of Net Proceeds contractually committed to be applied within such 15-month period are not so applied within such period, a prepayment shall be required in an amount equal to such portion on the last day of such period); provided, further, that in the case of any Asset Disposition, if on a Pro Forma Basis, the Net Secured Leverage Ratio is less than or equal to 3.00 to 1.00, the Borrower may retain the Net Proceeds from such Asset Disposition, and no prepayment shall be required pursuant to this paragraph in respect of such Net Proceeds, to the extent that the amount of Net Proceeds retained by the Borrower pursuant to this proviso shall not exceed $50,000,000 in the aggregate during the term of this Agreement (any such retained amount, the “Retained Asset Disposition Proceeds”).  For purposes hereof, “Required Percentage” shall mean: (i) in the case of an Asset Disposition, 100%; (ii) in the case of a Debt Issuance, (A) if on the date of the relevant issuance, the Total Leverage Ratio, calculated on a Pro Forma Basis, is greater than 4.50 to 1.00, 100% or (B) if on the date of the relevant issuance, Total Leverage Ratio, calculated on a Pro Forma Basis, is less than or equal to 4.50 to 1.00, but greater than 3.00 to 1.00, 50% or (C) if on the date of the relevant issuance, Total Leverage Ratio, calculated on a Pro Forma Basis, is less than or equal to 3.00 to 1.00, 0% (it being understood that a portion of such Net Proceeds from a Debt Issuance may be applied so as to reduce such Total Leverage Ratio to the next lower level referred to above, and that the Required Percentage for the remainder of such Net Proceeds shall be based on such next lower level).

(ii)           If, within 15 months after the receipt of Net Proceeds from the Directories Sale, all or any portion of such Net Proceeds have not been applied to repay Indebtedness, the Borrower shall, not later than the Business Day next after the date that is 15 months from the date on which such Net Proceeds were received, prepay Tranche C Term Borrowings in an aggregate amount equal to 100% of such Net Proceeds not so previously applied.

(d)           Following the end of each fiscal year of the Borrower, beginning with the fiscal year ending December 31, 2008, the Borrower will prepay (without duplication of any amount prepaid from the Net Proceeds of any Asset Disposition pursuant to clause (c) above) Tranche C Term Borrowings in an aggregate amount equal to (i) 50% of Excess Cash Flow for such fiscal year minus (ii) to the extent that such prepayments are not funded with the proceeds of Indebtedness, the aggregate amount of voluntary prepayments of Tranche C Term Loans and Revolving Loans (but only, in the case of payments in respect of Revolving Loans, to the extent that the Revolving Credit Commitments are permanently reduced by the amount of such payments) made pursuant to this Section 2.11 during such fiscal year; provided, that no such prepayment shall be required in respect of any such fiscal year if the Total Leverage Ratio is less than 5.00 to 1.00.  Each prepayment pursuant to this paragraph shall be made on or before the date on which financial statements are delivered pursuant to Section 5.01 with respect to the fiscal year for which Excess Cash Flow is being calculated (and in any event within 105 days after the end of such fiscal year).

(e)           Prior to any optional or, subject to Sections 2.11(c) and (d), mandatory prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (f) of this Section. In the event of any mandatory prepayment of Tranche C Term Borrowings, any Tranche C Lender may elect, by notice to the Administrative Agent by telephone (confirmed by telecopy) at least one Business Day prior to the prepayment date, to decline all or any portion of any prepayment of its Tranche C Term Loans pursuant to this Section 2.11 (other than an optional prepayment pursuant to paragraph (a) of this Section, which may not be declined), in which case the aggregate amount of the prepayment that would have been applied to prepay Tranche C Term Loans but was so declined may be retained by the Borrower.

(f)            The Borrower shall notify the Administrative  Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 2:00 p.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR  Borrowing, not later than 2:00 p.m., New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 3:00 p.m., New York City time, on the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment, and, in the case of a voluntary prepayment of Tranche C Term Borrowings, the application thereof to the remaining scheduled repayments of such Borrowings; provided that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08.  Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment or to prepay such Borrowing in full. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest and other amounts to the extent required by Sections 2.13 and 2.16.

SECTION  2.12.  Fees.  (a)  The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender (other than a Defaulting Lender) a commitment fee, which shall accrue at the Applicable Rate on the daily unused amount of each Revolving Commitment (including the Incremental Revolving Loan Availability after and to the extent the Borrower requests the use of such Incremental Revolving Loan Availability, effective starting on the date such Incremental Loan is available for borrowing by the Borrower) of such Lender during the period from and including the Effective Date to but excluding the date on which the Revolving Commitments terminate.  Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the dates on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees with respect to Revolving Commitments, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding

Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

(b)           The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender (other than a Defaulting Lender) an incremental loan availability fee (the “Incremental Loan Availability Fee”), which shall accrue at the rate of 0.50% per annum on the aggregate amount of the Incremental Revolving Loan Availability during the period from and including the Effective Date until the date the Incremental Loan Availability Fee is paid.  The Incremental Loan Availability Fee shall be payable on the earlier of (i) the date of the Borrower’s written notice to the Arrangers of the exercise of its right to incur additional Revolving Loans pursuant to the Incremental Revolving Loan Availability, (ii) the date on which the Borrower notifies the Arrangers of its intent to cancel the Incremental Revolving Loan Availability in full and (iii) the first anniversary of the Effective Date.  The Incremental Loan Availability Fee shall be computed on the basis of a year of 365 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing the Incremental Loan Availability Fee with respect to each Revolving Lender, the Administrative Agent shall multiply the total amount of Incremental Loan Availability Fee actually received by such Lender’s Applicable Percentage.

(c)           The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender (other than a Defaulting Lender) a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate from time to time in effect for purposes of determining the interest rate applicable to Eurodollar Revolving Loans on the daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure; provided, that such participation fee shall be reduced by the amount of any fronting fee paid to any Issuing Bank pursuant to clause (ii) below in respect of such Letters of Credit, and (ii) to the applicable Issuing Bank a fronting fee for each Letter of Credit issued by such Issuing Bank, which shall accrue at the rate of 0.125% per annum, on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s customary documentary and processing fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable in arrears on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand.  Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(d)           The Borrower agrees to pay to the Agents and the Arrangers, for their own respective accounts, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Agents and/or the Arrangers, as the case may be, including but not limited to all fees specified in the Fee Letter.

(e)           All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto.  Fees paid shall not be refundable under any circumstances.

SECTION  2.13.  Interest.  (a)  The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)           The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)           Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section.

(d)           Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)           All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION  2.14.  Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)           the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b)           the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar

Borrowing, such Borrowing shall be made as an ABR Borrowing; provided, however, that, in the case of a notice received pursuant to clause (b) above, if the Administrative Agent is able prior to the commencement of such Interest Period to ascertain, after using reasonable efforts to poll the Lenders giving such notice, that a rate other than the Alternate Base Rate would adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period, the Administrative Agent shall notify the Borrower of such alternate rate and the Borrower may agree by written notice to the Administrative Agent prior to the commencement of such Interest Period to increase the Applicable Rate for the Loans included in such Borrowing for such Interest Period to result in an interest rate equal to such alternate rate, in which case such increased Applicable Rate shall apply to all the Eurodollar Loans included in the relevant Borrowing.

SECTION  2.15.  Increased Costs.  (a) If any Change in Law (except with respect to Taxes, which shall be governed by Section 2.17) shall:

(i)            impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or Issuing Bank; or

(ii)           impose on any Lender or Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)           If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then from time to time after submission by such Lender to the Borrower of a written request therefor, the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c)           A certificate of a Lender or Issuing Bank setting forth in reasonable detail the matters giving rise to a claim under this Section 2.15 and the calculation of such claim by such Lender or Issuing Bank or its holding company, as the case may be, shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION  2.16.  Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(f) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 or Section 9.02(c), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  Such loss, cost or expense to any Lender shall consist of an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION  2.17.  Taxes.  (a)  Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of, and without deduction for, any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           The Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto.  A certificate as to the amount of such payment or liability prepared in good faith and delivered to the Borrower by any Lender or Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of any Lender or Issuing Bank, shall be presumed correct, provided that upon reasonable request of the Borrower, a Lender shall provide all relevant information reasonably accessible to it justifying such amount.

(d)           As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent a copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           A Foreign Lender shall deliver to the Borrower and the Administrative Agent a copy of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Foreign Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest” a statement to the effect that such Lender is eligible for a complete exemption from withholding of U.S. taxes under Section 871(h) or 881(c) of the Code and a Form W-8BEN, or any subsequent versions thereof or successors thereto properly completed and duly executed by such Foreign Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents.  Such forms shall be delivered by each Foreign Lender on or before the date it becomes a party to this Agreement.

(f)            If the Administrative Agent, a Lender or Issuing Bank determines, in its reasonable judgment, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower within a reasonable period of time (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or Issuing Bank and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent, such Lender or Issuing Bank, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or Issuing Bank in the event the Administrative Agent, such Lender or Issuing Bank is required to repay such refund to such Governmental Authority.  This Section shall not be construed to require the Administrative Agent, any Lender or Issuing Bank to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

SECTION  2.18.  Payments Generally; Pro Rata Treatment; Sharing of Setoffs.  (a)  The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at the Payment Office, except payments to be made directly to any Issuing Bank or to the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars.

(b)           If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)           If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans, Term Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the relative aggregate amounts of principal of and accrued interest on their Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)           Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or such Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the

Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)           If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION  2.19.  Mitigation Obligations; Replacement of Lenders.  (a)  If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, each Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld and (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and such Lender shall be released from all obligations hereunder.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Nothing in this Section 2.19 shall be deemed to prejudice any rights that the Borrower may have against a Lender that is a Defaulting Lender in respect of actions taken or not taken by such Lender prior to its replacement hereunder.

ARTICLE III

Representations and Warranties

Each of Holdings and the Borrower represents and warrants to the Lenders that, except as disclosed on the disclosure schedules hereto, (the representations and warranties made on the Effective Date are deemed made concurrently with the consummation of the Transactions):

SECTION  3.01.  Organization; Powers.  Each of Holdings, the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION  3.02.  Authorization; Enforceability.  The Transactions and each Loan Document entered into and to be entered into by each Loan Party are within such Loan Party’s corporate or limited liability company powers, as applicable, and have been duly authorized by all necessary corporate or limited liability company and, if required, stockholder action.  This Agreement has been duly executed and delivered by each of Holdings and the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of Holdings, the Borrower or such Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, and implied covenants of good faith and fair dealing.

SECTION  3.03.  Governmental Approvals; No Conflicts.  The Transactions, the borrowings hereunder and the execution, delivery, performance, validity or enforceability of this Agreement and the other Loan Documents will not: (a) require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other Person, except such as have been obtained or made and are in full force and effect and except (i) filings necessary to perfect Liens created under the Loan Documents and (ii) the recordation of Mortgages; (b) violate any applicable law or regulation or the charter, by-laws or other organizational documents of Holdings, the Borrower or any of its Subsidiaries or any order of any Governmental Authority; (c) violate or result in a default under any indenture, agreement or other instrument binding upon Holdings, the Borrower or any of its Subsidiaries or any of their assets, or give rise to a right thereunder to require any payment to be made by Holdings, the Borrower or any of its Subsidiaries; or (d) result in the creation or imposition of any Lien on any asset of Holdings, the Borrower or any of its Subsidiaries, except Liens permitted under Section 6.02; except, in the case of clauses (a), (b) and (c), where the failure to obtain such consent or approval or make such registration, filing or action or any such violation or default would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect or have a material adverse effect upon the validity or enforceability of the Loan Documents or the rights of the Lenders thereunder.

SECTION  3.04.  Financial Condition; No Material Adverse Change.  (a)  The Borrower has heretofore furnished to the Lenders the combined balance sheet and statements of income, and cash flows of Holdings, the Borrower and its Subsidiaries as of and for the fiscal years ended December 31, 2006, December 31, 2005 and December 31, 2004, reported on by either Deloitte & Touche LLP or Ernst & Young LLP, independent registered public accountants, without qualification.  The Borrower has heretofore furnished to the Lenders the combined balance sheet and statements of income, and cash flows of Holdings, the Borrower and its Subsidiaries as of and for the fiscal quarter ended March 31, 2007, subject to normal year-end adjustment and the absence of footnotes.  At the time of presentation, all such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Holdings, the Borrower and its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to normal year-end adjustment and the absence of footnotes in the case of quarterly financial statements.

(b)           The Borrower has heretofore furnished to the Lenders its pro forma consolidated balance sheet as of March 31, 2007, prepared giving effect to the Transactions as if such Transactions had occurred on such date.  Such pro forma consolidated balance sheet (i) has been prepared in good faith based on the same assumptions used to prepare the pro forma financial statements included in the Information Memorandum (which assumptions are believed by Holdings and the Borrower to have been reasonable at the time made) and (ii) presents fairly, in all material respects, the pro forma financial position of the Borrower and its consolidated Subsidiaries as of such date, as if the Transactions had occurred on such date.

(c)           Except as disclosed in the financial statements referred to above or the notes thereto or in the Information Memorandum and except for the Disclosed Matters, after giving effect to the Transactions, none of Holdings, the Borrower or its Subsidiaries has, as of the Effective Date, any contingent liabilities or unusual long-term commitments that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

(d)           Since December 31, 2006, there has been no material adverse change in the business, operations or financial condition of Holdings, the Borrower and their Subsidiaries, taken as a whole.

SECTION  3.05.  Properties.  (a)  Each of Holdings, the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business (including its Mortgaged Properties), except for defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and except where the failure to have such title or interests would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b)           Each of Holdings, the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by Holdings, the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except, in each case, for any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(c)           Schedule 3.05 sets forth the address of each real property that is owned by, and each material property that is leased by, the Borrower or any of its Subsidiaries as of the Effective Date after giving effect to the Transactions and indicates each parcel of real property owned in fee that is a Mortgaged Property as of the Effective Date.

SECTION  3.06.  Litigation and Environmental Matters.  (a)  There are no actions, suits, proceedings or investigations by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Holdings or the Borrower, threatened against or affecting Holdings, the Borrower or any of their Subsidiaries (i) which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any of the Loan Documents or the Transactions.

(b)           Except for either the Disclosed Matters or any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, none of Holdings, the Borrower or any of their Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any facts or circumstances which are reasonably likely to form the basis for any Environmental Liability.

SECTION  3.07.  Compliance with Laws.  Each of Holdings, the Borrower and their Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority (including the Communications Act, the regulations of HPUC, and any orders of the FCC or HPUC) applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION  3.08.  Licenses; Tariffs.  (a)  The Borrower and its Subsidiaries hold all FCC Licenses that are necessary for the operation of their businesses as currently conducted, except to the extent that failures to hold any such FCC Licenses, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. Each such FCC License is in full force and effect and such FCC Licenses are not subject to any material restriction or material conditions that limit the operation of the businesses of the Borrower and its Subsidiaries, other than restrictions or conditions generally applicable to licenses of that type.

(b)           Holdings, the Borrower and the Subsidiaries hold all permits, licenses, waivers, orders, approvals, concessions, registrations and other authorizations issued or provided by any Governmental Authority (other than the FCC), including HPUC, under all applicable laws, that are material to and necessary for Holdings, the Borrower and each of the Subsidiaries to own its assets and conduct the businesses currently conducted by it (“Operating Licenses”), except to the extent that failures to hold any such Operating Licenses, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(c)           HPUC or such other Governmental Authority having jurisdiction thereof has approved all material regulatory tariffs required to permit each of the Borrower and the Subsidiaries to operate its businesses as currently operated, all such regulatory tariffs are in full force and effect and neither the Borrower nor any Subsidiary has failed to comply with the terms of any such tariff, except in each case any lack of approvals or failures which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(d)           Neither Holdings nor the Borrower has knowledge of any investigation, notice of apparent liability, violation, forfeiture or other order or complaint issued by or before the FCC or HPUC, or of any other proceedings (other than proceedings relating to the telecommunications industries generally) of or before the FCC or HPUC, which would reasonably be expected to have a Material Adverse Effect.

(e)           To the best knowledge of Holdings and the Borrower, no event has occurred which (i) has resulted in, or after notice or lapse of time or both would result in, revocation, suspension, adverse modification, non-renewal, impairment, restriction or termination of, or order of forfeiture with respect to, any FCC License or Operating License in any respect which could reasonably be expected to have a Material Adverse Effect or (ii) affects or could reasonably be expected in the future to affect any of the rights of Holdings, the Borrower or any Subsidiary under any FCC License or Operating License held by it in any respect which would reasonably be expected to have a Material Adverse Effect.

(f)            Each of Holdings, the Borrower and the Subsidiaries has duly filed in a timely manner all material filings, reports, applications, documents, instruments and information required to be filed by it under the Communications Act, and all such filings were when made true, correct and complete in all material respects.  Holdings and the Borrower have no reason to believe that any material FCC

License or Operating License held by the Borrower or any Subsidiary will not be renewed in the ordinary course.

SECTION  3.09.  Investment Company Status.  None of Holdings, the Borrower or any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION  3.10.  Taxes.  Each of Holdings, the Borrower and its Subsidiaries has timely filed or caused to be filed all material Tax returns and reports required to have been filed and has paid or caused to be paid all material Taxes required to have been paid by it, except any Taxes that are being contested in good faith by appropriate proceedings and for which Holdings, the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves.

SECTION  3.11.  ERISA; Margin Regulations.  (a)  During the five year period prior to the date on which this representation is made or deemed to be made with respect to any Plan or Multiemployer Plan, no ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability has occurred during such five year period or for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by an amount that would reasonably be expected to have a Material Adverse Effect, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount that would reasonably be expected to have a Material Adverse Effect.

(b)           None of Holdings, the Borrower or any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, in any manner that would entail a violation of the regulations of the Board, including Regulation T, U or X.

SECTION  3.12.  Disclosure.  Neither the Information Memorandum nor any of the other written reports, financial statements, public filings, certificates or other written information, taken as a whole, furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as of the date thereof and as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to information of a general economic nature, estimates and projected financial information, Holdings and the Borrower represent only that such information was prepared in good faith based upon assumptions believed to be reasonable (i) at the time such projected financial information was prepared, (ii) on the date of the Information Memorandum and (iii) as of the date hereof (it being understood that actual results may vary materially from such projected financial information).

SECTION  3.13.  Subsidiaries.  Schedule 3.13 sets forth (i) the name of, and the ownership interest of Holdings in, each subsidiary of Holdings and identifies each subsidiary that is a Subsidiary Loan Party, in each case as of the Effective Date, and (ii) the name of, and the ownership interest of the Borrower in, each Subsidiary of the Borrower and identifies each Subsidiary that is a Subsidiary Loan Party, in each case as of the Effective Date.

SECTION  3.14.  Insurance.  Schedule 3.14 sets forth a description of all material insurance maintained by or on behalf of Holdings, the Borrower and its Subsidiaries as of the Effective Date.  As of the Effective Date, all premiums due and payable in respect of such insurance have been paid.  Holdings and the Borrower believe that the insurance maintained by or on behalf of Holdings, the Borrower and its Subsidiaries is adequate.

SECTION  3.15.  Labor Matters.  Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect:  (a) as of the Effective Date, there are no strikes, lockouts or slowdowns against Holdings, the Borrower or any Subsidiary pending or, to the knowledge of Holdings or the Borrower, threatened; (b) the hours worked by and payments made to employees of Holdings, the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters; (c) all payments due from Holdings, the Borrower or any Subsidiary, or for which any claim may be made against Holdings, the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Holdings, the Borrower or such Subsidiary; and (d) the consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings, the Borrower or any Subsidiary is bound.

SECTION  3.16.  Solvency.  Immediately after the consummation of the Transactions to occur on the Effective Date (a) the fair value of the assets of the Borrower (individually) and Holdings, the Borrower and its subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, respectively, of the Borrower (individually) and Holdings, the Borrower and its subsidiaries on a consolidated basis; (b) the present fair saleable value of the property of the Borrower (individually) and Holdings, the Borrower and its subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the debts and other liabilities, subordinated, contingent or otherwise, of the Borrower (individually) and Holdings, the Borrower and its subsidiaries on a consolidated basis as such debts and other liabilities become absolute and matured; (c) the Borrower (individually) and Holdings, the Borrower and its subsidiaries on a consolidated basis will be able to pay the debts and liabilities, subordinated, contingent or otherwise, respectively, of the Borrower (individually) and Holdings, the Borrower and its subsidiaries on a consolidated basis, as such debts and liabilities become absolute and matured; and (d) the Borrower (individually) and Holdings, the Borrower and its subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Effective Date.

SECTION  3.17.  Senior Indebtedness.  The Obligations constitute “Senior Indebtedness” under and as defined in the Senior Subordinated Debt Documents.

SECTION  3.18.  [Reserved].

SECTION  3.19.  Security Documents.  (a)  The Collateral Agreement is effective to create in favor of the Collateral Agent, for the benefit of the respective Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof.  In the case of the Pledged Stock (as defined in the Collateral Agreement), when stock certificates representing such Pledged Stock are delivered to the Collateral Agent, and in the case of the other Collateral described in the Collateral Agreement (other than the Intellectual Property, as defined in the Collateral Agreement), when financing statements and other filings specified on Schedule 5 of the Perfection Certificate in appropriate form are filed in the offices specified on Schedule 6 of the Perfection Certificate (as updated by the Borrower from time to time in accordance with Section 5.03), the Collateral Agent shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Collateral and the proceeds thereof, as security for the Obligations, to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, in each case prior and superior in right to any other Person (except, in the case of Collateral other than the Pledged Stock, Liens permitted by Section 6.02(a) and, in the case of the Pledged Stock, inchoate Liens arising by operation of law and permitted by Section 6.02(a)).

(b)           When the Collateral Agreement or a summary thereof is properly filed in the United States Patent and Trademark Office and the United States Copyright Office, and, with respect to Collateral in which a security interest cannot be perfected by such filings, upon the proper filing of the financing statements referred to in paragraph (a) above, the Collateral Agreement and such financing statements shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in the Intellectual Property (as defined in the Collateral Agreement), in each case prior and superior in right to any other Person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the grantors after the date hereof).

(c)           The Mortgages entered into on the Effective Date are, and the Mortgages, if any, entered into after the Effective Date pursuant to Section 5.12 shall be, effective to create in favor of the Collateral Agent, for the ratable benefit of the applicable Secured Parties, a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when such Mortgages are filed in the proper real estate filing offices, such Mortgages shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of Loan Parties in such Mortgaged Property and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to the rights of Person pursuant to Liens expressly permitted by Section 6.02(a).

ARTICLE IV

Conditions

SECTION  4.01.  Effective Date.  The effectiveness of this Agreement and the amendment and restatement of the Existing Credit Agreement, and the obligations of the Lenders to make the Tranche C Term Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)           The Administrative Agent (or its counsel) shall have received (i) from Holdings and the Borrower either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) as applicable, (x) fully executed Lender Addenda from the Required Lenders, (y) a fully executed Lender Addendum with respect to each such bank or other financial institution committing to fund the Tranche C Term Loans (and pursuant to which, on the Effective Date, such bank or other financial institution shall become a Tranche C Lender, for all purposes under this Agreement) or (z) a fully executed Conversion Notice with respect to each Lender (each a “Continuing Lender”) of Tranche A Term Loans or Tranche B Term Loans

electing to convert such Trance A Term Loans or Tranche B Term Loans into Tranche C Term Loans (and pursuant to which, on the Effective Date the identified portion of the outstanding principal amount of such Tranche A Term Loans or Tranche B Term Loans held by such Lender shall convert into Tranche C Term Loans); it being agreed and understood that delivery of a fully executed Conversion Notice by a Continuing Lender shall be deemed to constitue an authorization by such Continuing Lender directing the Administrative Agent to execute this Agreement.  Each Continuing Lender, having delivered its Conversion Notice, and each new Tranche C Lender, having delivered its Lender Addendum, and in each case having funded a Tranche C Term Loan on the Effective Date (including by means of conversion), has acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent, Required Lenders or Lenders, as applicable on the Effective Date.

(b)           The Arrangers shall have received (i) audited consolidated financial statements of the Borrower and its Subsidiaries for the 2004, 2005 and 2006 fiscal years and (ii) unaudited interim consolidated financial statements of the Borrower and its Subsidiaries for each fiscal month and quarterly period ended more than 45 days prior to the Effective Date as to which such financial statements are available (and for the comparable period of the preceding fiscal year).

(c)           The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Latham & Watkins LLP, counsel for the Borrower, substantially in the form of Exhibit B-1, (ii) Latham & Watkins LLP, FCC regulatory counsel for the Borrower, substantially in the form of Exhibit B-2, (iii) Morihara Lau & Fong LLP, Hawaiian regulatory counsel for the Borrower, substantially in the form of Exhibit B-3 and (iv) Morihara Lau & Fong LLP, local Hawaiian counsel for the Borrower, substantially in the form of Exhibit B-4.

(d)           The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent.

(e)           The Administrative Agent shall have received a certificate, dated the Effective Date and signed by an executive officer or a Financial Officer of the Borrower on behalf of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(f)            The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including without limitation all amounts due and payable pursuant to the Fee Letter, and also including, to the extent invoiced, reimbursement or payment of all reasonable documented out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party hereunder or under any other Loan Document.

(g)           The Collateral and Guarantee Requirement shall have been satisfied (except as specifically provided pursuant to clause (e) of the definition thereof) and the Administrative Agent shall have received a completed Perfection Certificate dated the Effective Date and signed by an executive officer or Financial Officer of the Borrower, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been released.

(h)           The Administrative Agent shall have received evidence that the insurance required by Section 5.07 and the Security Documents is in effect.

(i)            [Reserved].

(j)            [Reserved]

(k)           [Reserved]

(l)            The Transactions shall have been consummated or shall be consummated simultaneously with the initial funding of the Tranche C Term Loans on the Effective Date.

(m)          The Administrative Agent shall have received a certificate from an executive officer or a Financial Officer of the Borrower on behalf of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, with respect to the solvency of the Loan Parties on a consolidated basis on the Effective Date after giving effect to the Transactions.

(n)           [Reserved].

(o)           All consents and approvals required to be obtained from any Governmental Authority (including but not limited to state public utility commissions) in connection with the Transactions shall have been obtained to the extent such consents or approvals are required under applicable laws or agreements or otherwise, and all applicable regulatory appeal periods shall have expired. The Administrative Agent shall have received a certificate of an executive officer or a Financial Officer of the Borrower on behalf of the Borrower, certifying on behalf of the Borrower that there is no claim, action or proceeding pending or, to the knowledge of the Borrower, threatened, by any Governmental Authority to enjoin, restrain, prohibit or impose materially burdensome conditions on the Transactions.

(p)           The Lenders shall have received such documentation and other information as required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION  4.02.  Each Credit Event.  The obligation of each Lender to make a Loan on any date, and of each Issuing Bank to issue, increase, renew or extend any Letter of Credit on any date, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a)           The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date such Loan is made or the date of issuance, increase, renewal or extension of such Letter of Credit, as applicable, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date).

(b)           At the time of and immediately after giving effect to such Borrowing or the issuance, increase, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each funding of Loans and each issuance, increase, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by Holdings and the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated, or been cash collateralized or backstopped in a manner reasonably acceptable to the Administrative Agent, and all LC Disbursements shall have been reimbursed, each of Holdings and the Borrower covenants and agrees with the Lenders that:

SECTION  5.01.  Financial Statements and Other Information.  The Borrower will furnish to the Administrative Agent:

(a)           no later than the earlier of (i) 10 days after the date that the Borrower is or would be required to file a report on Form 10-K with the Securities and Exchange Commission in compliance with the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (whether or not the Borrower is subject to such reporting requirements), and (ii) 100 days after the end of each fiscal year of the Borrower, the Borrower’s audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or another independent registered public accounting firm of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)           no later than the earlier of (i) 10 days after the date that the Borrower is or would be required to file a report on Form 10-Q with the Securities and Exchange Commission in compliance with the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (whether or not the Borrower is subject to such reporting requirements), and (ii) 55 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, the Borrower’s unaudited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)           promptly upon request by any Lender, a statement, certified by a Financial Officer, setting forth the number of residential and business access lines of the Borrower and its Subsidiaries as of the end of such fiscal quarter;

(d)           concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of the Borrower signed by a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with the Financial Covenant, (iii) stating whether any change in GAAP or in the application thereof that is applicable to the Borrower’s financial statements has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, (iv) identifying any Subsidiary formed or acquired since the end of the previous fiscal quarter, (v) identifying any parcels of owned real property or improvements thereto with a value exceeding $2,000,000 that have been acquired by any Loan Party since the end of the previous fiscal quarter, (vi) identifying any changes of the type described in Section 5.03(a) that have not been previously reported by the Borrower, (vii) identifying any Permitted Acquisition or other acquisitions of going concerns that have been consummated since the end of the previous fiscal quarter, including the date on which each such acquisition was consummated and the consideration therefor and (viii) identifying any material Intellectual Property (as defined in the Collateral Agreement) with respect to which a notice is required to be delivered under the Collateral Agreement and has not been previously delivered;

(e)           concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules, guidelines or practice) provided that the Borrower shall not be required to deliver such a certificate if, after using commercially reasonable efforts, the Borrower is unable to obtain such a certificate;

(f)            within 90 days after the commencement of each fiscal year of the Borrower, a detailed consolidated budget for such fiscal year (broken down by quarter and including (i) a projected consolidated balance sheet and related statements of projected operations and cash flow as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget and (ii) other information reasonably requested by the Administrative Agent and reasonably available to the Borrower) and, promptly when available, any material revisions of such budget;

(g)           promptly after the same become publicly available, copies of all periodic and current reports, proxy statements and registration statements filed by Holdings, the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or in the event Holdings becomes a publicly traded company, distributed by Holdings to its shareholders generally; and

(h)           promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any Subsidiary,

or compliance with the terms of any Loan Document, as the Administrative Agent (including on behalf of any Lender) may reasonably request.

Notwithstanding the requirements of Sections 5.01(a) and 5.01(b), if Parent, Holdings or the Borrower is a public reporting company under the Securities Exchange Act of 1934, as amended, the Borrower may, in lieu of the financial reports required pursuant to Sections 5.01(a) and 5.01(b), furnish only the quarterly and annual reports filed with the SEC and referenced in  Section 5.01(g).

SECTION  5.02.  Notices of Material Events.  The Borrower will furnish to the Administrative Agent written notice of the following promptly after any Financial Officer or executive officer of the Borrower obtains actual knowledge thereof:

(a)           the occurrence of any Default;

(b)           the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority (including the FCC or HPUC) against or affecting Holdings, the Borrower or any Subsidiary thereof that involves a reasonable possibility of an adverse determination and which, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;

(c)           the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect; and

(d)           any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION  5.03.  Information Regarding Collateral.  (a)  The Borrower will furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party’s legal name, as reflected in its organization documents, (ii) in any Loan Party’s jurisdiction of organization or corporate structure and (iii) in any Loan Party’s identity, Federal Taxpayer Identification Number or organization number, if any, assigned by the jurisdiction of its organization.  The Borrower agrees not to effect or permit any change referred to in clauses (i) through (iii) of the preceding sentence unless all filings have been made, or will have been made within any statutory period, under the Uniform Commercial Code or otherwise that are required in order for the Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral for the benefit of the Secured Parties.  The Borrower also agrees promptly to notify the Administrative Agent if any damage to or destruction of Collateral that is uninsured and has a fair market value exceeding $1,000,000 occurs.

(b)           Upon the request of the Administrative Agent, the Borrower shall promptly deliver to the Administrative Agent an updated Perfection Certificate certified by a Financial Officer of the Borrower reflecting all changes since the date of the Perfection Certificate delivered on the Effective Date or the date of the most recent certificate delivered pursuant to this Section.

SECTION  5.04.  Existence; Conduct of Business.  Each of Holdings and the Borrower will, and the Borrower will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, contracts, FCC Licenses, Operating Licenses, other licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names, except to the extent that the failure to do so (other than in the case of maintaining the Borrower’s existence) would not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or any sale of assets permitted under Section 6.05; and provided, further, that Holdings or the Borrower may consummate any entity reorganization necessary for the purposes of effecting a Qualified IPO.

SECTION  5.05.  Payment of Taxes.  The Borrower will, and will cause each of its Subsidiaries to, pay its material Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

SECTION  5.06.  Maintenance of Properties.  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the Borrower will, and will cause each of its Subsidiaries to, keep and maintain all property in good working order and condition, ordinary wear and tear excepted.

SECTION  5.07.  Insurance.  The Borrower will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurance companies (a) insurance in such amounts and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required to be maintained pursuant to the Security Documents.  The Borrower will furnish to the Lenders, upon the reasonable request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.

SECTION  5.08.  Books and Records; Inspection and Audit Rights.  The Borrower will, and will cause each of its Subsidiaries to, keep books of record and account in accordance with GAAP. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested (subject to confidentiality requirements imposed by law or agreements); provided that unless an Event of Default shall have occurred and be continuing, visits by Lenders will be made jointly and not more often than once each fiscal year.

SECTION  5.09.  Compliance with Laws.  The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations, including the Communications Act, HPUC regulations, other communications laws and Environmental Laws, and orders of any Governmental Authority applicable to it, its operations or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION  5.10.  Use of Proceeds and Letters of Credit.  The proceeds of the Tranche C Term Loans borrowed on the Effective Date will be used only for (a) the completion of the Replacement and (b) the payment of fees, commissions and expenses payable in connection with the Transactions.  The proceeds of the Revolving Loans and Swingline Loans borrowed on or after the Effective Date will be used only for working capital and other general corporate purposes of the Borrower and its Subsidiaries, including but not limited to Permitted Acquisitions and Investments.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.  Letters of Credit will be issued only to support obligations of the Borrower and its Subsidiaries incurred for general corporate purposes.

SECTION  5.11.  Additional Subsidiaries.  If any additional Subsidiary is formed or acquired after the Effective Date (if it is a Subsidiary Loan Party), the Borrower will, within five Business Days after such Subsidiary is formed or acquired, notify the Administrative Agent thereof and, within 20 Business Days after such Subsidiary is formed or acquired or such longer period as the Administrative Agent shall agree, cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party.

SECTION  5.12.  Further Assurances.  (a)  Each of Holdings and the Borrower will, and the Borrower will cause each Subsidiary Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents), that may be required under any applicable law, or that the Administrative Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties.  Holdings and the Borrower also agree to provide to the Administrative Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b)           If any material asset (including any real property or improvements thereto or any interest therein) that has an individual fair market value of more than $2,000,000 is acquired by the Borrower or any Subsidiary Loan Party after the Effective Date or owned by an entity at the time it becomes a Subsidiary Loan Party (in each case other than assets constituting Collateral under the Collateral Agreement that become subject to the Lien of the Collateral Agreement upon acquisition thereof), the Borrower will notify the Administrative Agent thereof, and, if requested by the Administrative Agent or the Required Lenders, the Borrower will cause such asset to be subjected to a Lien securing the Obligations and will take, and cause the Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties.

(c)           The Collateral and Guarantee Requirement and the other provisions of this Section 5.12 need not be satisfied with respect to (i) real properties owned by the Borrower or any Subsidiary with an individual fair market value (including fixtures and improvements) that is less than $1,000,000 in the case of such properties owned on the Effective Date and $2,000,000 in the case of properties acquired after the Effective Date, (ii) any real property held by the Borrower or any Subsidiary as a lessee under a lease, (iii) any Equity Interests acquired after the Effective Date in accordance with this Agreement if, and to the extent that, and for so long as (A) doing so would violate applicable law or a contractual obligation binding on such Equity Interests and (B) such law or obligation existed at the time of the acquisition thereof and was not created or made binding on such Equity Interests in contemplation of or in connection with the acquisition of such Subsidiary, (iv) any assets acquired after the Effective Date, to the extent that, and for so long as, taking such actions would violate a contractual obligation (it being understood that a Uniform Commercial Code filing does not in and of itself constitute a contractual obligation) binding on such assets that existed at the time of the acquisition thereof and was not created or made binding on such assets in contemplation or in connection with the acquisition of such assets (except in the case of assets acquired with Indebtedness permitted pursuant to Section 6.01(a)(vii) that is secured by a Lien permitted pursuant to Section 6.02(a)(v)); provided that, upon the reasonable request of the Administrative Agent, the Borrower shall, and shall cause any applicable Subsidiary to, use commercially reasonable efforts to have waived or eliminated any contractual obligation of the types described in clauses (iii) and (iv) above and (v) other assets with respect to which the Administrative Agent reasonably determines after request by the Borrower that the cost or impracticability of including such assets as Collateral would be excessive in relation to the benefits to the Secured Parties.

SECTION  5.13.  Designation of Unrestricted Subsidiaries.  The Borrower’s board of directors may, at any time, designate (A) the Directories Sale Subsidiary or (B) any other Subsidiary that is acquired or created after the Effective Date as an Unrestricted Subsidiary by written notice to the Administrative Agent; provided that, in addition to those Subsidiaries previously designated as “Unrestricted Subsidiaries” by the Borrower pursuant to the Existing Credit Agreement and set forth on Schedule 5.13, the Borrower shall only be permitted to so designate a new Unrestricted Subsidiary after the Effective Date and so long as (a) no Default or Event of Default exists or would result therefrom, (b) such Subsidiary does not own any capital stock or Indebtedness of, or own or hold a Lien on any property of, the Borrower or any other Subsidiary that is not a subsidiary of the Subsidiary to be so designated and (c) such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by the Borrower or any of its Subsidiaries) through Investments permitted by, and in compliance with, Section 6.04(l) or (v), with any assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof to be treated as Investments pursuant to Section 6.04(l) or (v); provided that at the time of the initial Investment by the Borrower or any of its Subsidiaries in such Subsidiary, the Borrower shall designate such entity as an Unrestricted Subsidiary in a written notice to the Administrative Agent. The Borrower may designate any Unrestricted Subsidiary to be a Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided that (i) such Unrestricted Subsidiary, both before and after giving effect to such designation, shall be a wholly owned Subsidiary of the Borrower, (ii) no Default or Event of Default then exists or would occur as a consequence of any such Subsidiary Redesignation, (iii) calculations are made by the Borrower of Pro Forma Compliance with the Financial Covenant, if applicable at such time, for the relevant period, as if the respective Subsidiary Redesignation (as well as all other Subsidiary Redesignations theretofore consummated after the first day of such period) had occurred on the first day of such period, and such calculations shall show that such Financial Covenant would have been complied with if the Subsidiary Redesignation had occurred on the first day of such period (for this purpose, if the first day of the respective period occurs prior to the Effective Date, calculated as if the Financial Covenant had been applicable from the first day of such period), (iv) based on good faith projections prepared by the Borrower for the period from the date of the respective Subsidiary Redesignation to the date that is one year thereafter, the level of financial performance measured by the Financial Covenant shall be better than or equal to such level as would be required to provide that no Default or Event of Default would exist under the Financial Covenant through the date that is one year from the date of the respective Subsidiary Redesignation, (v) all representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Subsidiary Redesignation (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, (vi) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Financial Officer, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i) through (v), inclusive, and containing the calculations required by the preceding clauses (iii) and (iv), and (vii) any Unrestricted Subsidiary subject to a Subsidiary Redesignation may not thereafter be designated as an Unrestricted Subsidiary.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated, or been cash collateralized or backstopped in a manner reasonably acceptable to the Administrative Agent, and all LC Disbursements shall have been reimbursed, each of Holdings and the Borrower covenants and agrees with the Lenders that:

SECTION  6.01.  Indebtedness; Certain Equity Securities.  (a)  The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness or any Attributable Debt, except:

(i)            Indebtedness created under the Loan Documents;

(ii)           the Senior Subordinated Debt, the Senior Unsecured Debt and, in each case, Refinancing Indebtedness in respect thereof;

(iii)          [Reserved];

(iv)          Indebtedness existing on the date hereof and set forth in Schedule 6.01 and Refinancing Indebtedness in respect thereof;

(v)           Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary; provided that (i) any such Indebtedness owed by a Loan Party is subordinated to the Obligations pursuant to the Affiliate Subordination Agreement and (ii) Indebtedness of any Subsidiary that is not a Loan Party to the Borrower or any Subsidiary Loan Party shall be subject to Section 6.04;

(vi)          Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of any other Subsidiary; provided that Guarantees by the Borrower or any Subsidiary Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04;

(vii)         Indebtedness and Attributable Debt of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals, refinancings and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (other than by an amount not greater than fees and expenses, including premium and defeasance costs, associated therewith) or result in a decreased average weighted life thereof; provided that (1) such Indebtedness (but not Attributable Debt) is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (2) the aggregate principal amount of Indebtedness and Attributable Debt permitted by this clause (vii) shall not at any time exceed (x) the greater of $75,000,000 and 4% of Consolidated Total Assets minus (y) the aggregate principal amount of Indebtedness outstanding pursuant to Section 6.01(a)(viii);

(viii)        Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that (A) such acquired Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary (except to the extent such acquired Indebtedness refinanced other Indebtedness to facilitate such entity becoming a Subsidiary) and (B) the aggregate principal amount of Indebtedness permitted by this clause (viii) shall not at any time exceed (x) the greater of $75,000,000 and 4% of Consolidated Total Assets minus (y) the aggregate principal amount of Indebtedness outstanding pursuant to Section 6.01(a)(vii);

(ix)           Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Borrower or any Subsidiary, pursuant to reimbursement or indemnification obligations to such person, provided that upon the incurrence of Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed not later than 30 days following such incurrence;

(x)            Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business, provided that (i) such Indebtedness (other than credit or purchase cards) is extinguished within ten Business Days of its incurrence and (ii) such Indebtedness in respect of credit or purchase cards is extinguished within 60 days from its incurrence;

(xi)           Indebtedness arising from agreements of the Borrower or any Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary permitted hereunder, other than Guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(xii)          Indebtedness of Foreign Subsidiaries in an aggregate amount outstanding at any time not to exceed 2.0% of Consolidated Total Assets at such time;

(xiii)         Third Party Interests issued by Securitization Vehicles in Securitizations permitted by Section 6.05, and Indebtedness represented by such Third Party Interests and Indebtedness consisting of Standard Securitization Undertakings, provided that the aggregate amount of such Third Party Interests shall not exceed $100,000,000 at any time outstanding;

(xiv)        Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds, financial assurances and completion guarantees and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(xv)         all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (i) through (xiv) above and paragraph (xvi) below;

(xvi)        cash management obligations and other Indebtedness in respect of netting services, overdraft protection and similar arrangements, in each case, in connection with cash management and deposit accounts;

(xvii)       [Reserved];

(xviii)      [Reserved];

(xix)         unsecured Indebtedness of the Borrower or any of its Subsidiaries so long as, on a Pro Forma Basis, the Total Leverage Ratio does not exceed 6.00 to 1.00; and

(xx)          Indebtedness of the Borrower or any of its Subsidiaries so long as, on a Pro Forma Basis, (i) the Net Secured Leverage Ratio does not exceed 4.50 to 1.00 and (ii) the Total Leverage Ratio does not exceed 6.00 to 1.00.

(b)           The Borrower will not, nor will it permit any Subsidiary to, issue any preferred stock or other preferred Equity Interests, other than (i) Non-Cash Pay Preferred Stock of the Borrower, issued to Holdings and pledged pursuant to the Collateral Agreement, (ii) preferred stock or other preferred Equity Interests of a Subsidiary, issued to a Loan Party and pledged pursuant to the Collateral Agreement and (iii) Third Party Interests issued by Securitization Vehicles.

SECTION  6.02.  Liens.  (a)  The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(i)            Liens created under the Loan Documents;

(ii)           Permitted Encumbrances;

(iii)          any Lien existing on the date hereof and set forth in Schedule 6.02 on any property or asset of the Borrower or any Subsidiary or, to the extent not listed in such Schedule, where such property or assets have a fair market value that does not exceed $10,000,000 in the aggregate; provided that (A) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary (other than proceeds) and (B) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof;

(iv)          any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (B) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary (other than proceeds and after acquired property of any acquired Subsidiary to the extent required by the terms of any Indebtedness assumed in such acquisition and permitted pursuant to Section 6.01(a)) and (C) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof (other than by an amount not in excess of fees and expenses, including premium and defeasance costs, associated therewith) or result in a decreased average weighted life thereof;

(v)           Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (A) such Liens secure Indebtedness permitted by clause (vii) of Section 6.01(a) or by Section 6.06, (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (C) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets, including transaction costs incurred in connection therewith, and (D) such Liens shall not apply to any other property or assets of the Borrower or any Subsidiary (other than proceeds); provided that individual financings of equipment provided by a single lender may be cross-collateralized to other financings of equipment provided solely by such lender;

(vi)          Cash deposits securing any Swap Agreement entered into in connection with the Loans hereunder;

(vii)         Liens securing Indebtedness permitted by Section 6.01(a)(xx);

(viii)        (a) deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (b) pledges and deposits securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary;

(ix)           Liens disclosed by the title insurance policies delivered on or prior to the Effective Date and any replacement, extension or renewal of any such Lien; provided that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement;

(x)            any interest or title of a lessor under any leases or subleases entered into by the Borrower or any Subsidiary in the ordinary course of business;

(xi)           Liens that are contractual rights of set-off (a) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (b) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or (c) relating to purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business;

(xii)          Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights, and Liens in favor of CoBank ACB on the Borrower’s CoBank Equity Interests or Patronage Certificates;

(xiii)         licenses of intellectual property granted in the ordinary course of business and in a manner consistent with past practice;

(xiv)        Liens solely on any cash earnest money deposits made by the Borrower or any of the Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(xv)         Liens with respect to property or assets of any Foreign Subsidiary securing Indebtedness of a Foreign Subsidiary permitted under Section 6.01;

(xvi)        Liens arising from precautionary UCC financing statements in connection with operating leases;

(xvii)       Liens in favor of co-venturors in Equity Interests in joint ventures securing obligations of such joint venture;

(xviii)      Liens on securities that are the subject of repurchase agreements constituting Permitted Investments under clause (d) of the definition thereof;

(xix)         Liens in favor of any Securitization Vehicle or any collateral agent on Securitization Assets transferred or purported to be transferred to such Securitization Vehicle in connection with Securitizations permitted by Section 6.05;

(xx)          Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(xxi)         the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(xxii)        agreements to subordinate any interest of the Borrower or any Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Borrower or any of its Subsidiaries pursuant to an agreement entered into in the ordinary course of business; and

(xxiii)       other Liens with respect to property or assets of the Borrower or any Subsidiary securing Indebtedness or other obligations not at any time in excess of $10,000,000 at any time outstanding;

SECTION  6.03.  Fundamental Changes.  (a)  The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, (i) any Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Subsidiary may merge into any Subsidiary in a transaction in which the surviving entity is a wholly-owned Subsidiary and, if any party to such merger is a Subsidiary Loan Party, a Subsidiary Loan Party, (iii) any Subsidiary may merge or consolidate with any other Person in order to effect a Permitted Acquisition, (iv) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a wholly-owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by

Section 6.04, (v) the Parent (if other than Holdings), Holdings and the Borrower may consummate any entity reorganization necessary for the purposes of effecting a Qualified IPO; provided, that (A) the interests of the lenders shall not be materially adversely affected thereby, (B) each surviving or continuing entity shall be organized under the jurisdiction of one of the fifty United States of America and (C) if any of the Parent (if other than Holdings), Holdings or the Borrower, as applicable, shall be assumed by a surviving or continuing entity pursuant to an instrument in form and substance reasonably satisfactory to the Administrative Agent and, in any case, in connection with such entity reorganization, each such surviving or continuing entity shall comply with the Collateral and Guarantee Requirement, on terms consistent with the other existing Loan Documents, and take such other actions relating to the Guarantee, the Collateral Agreement and the other Loan Documents, the perfection and protection of the security interests of the Secured Parties granted pursuant thereto and the assumption by such surviving or continuing entity of obligations under the applicable Loan Documents, in each case as may be reasonably required by the Administrative Agent, including, without limitation, providing legal opinions with respect to any new documents entered into in connection with such reorganization as shall be reasonably satisfactory to the Administrative Agent and as are in form consistent with opinions delivered to the Administrative Agent on the Effective Date; and (vi) Holdings may liquidate or dissolve as part of any entity reorganization necessary for the purposes of effecting a Qualified IPO.

(b)           Holdings will not engage at any time in any business or business activity other than (i) ownership and acquisition of Equity Interests in the Borrower, together with activities directly related thereto, (ii) performance of its obligations under and in connection with the Loan Documents, the Senior Subordinated Debt Documents and the Senior Unsecured Debt Documents (and Refinancing Indebtedness in respect thereof) and the other agreements contemplated hereby and thereby, (iii) actions incidental to the consummation of the Transactions, (iv) actions required by law to maintain its existence, (v) the payment of dividends and taxes, (vi) the issuance of and the performance of obligations in respect of its Equity Interests and Indebtedness, (vii) activities incidental to its maintenance and continuance and to the foregoing activities and (viii) the incurrence of Permitted Holdings Debt.  Notwithstanding anything to the contrary contained in herein, (i) Holdings or Parent shall at all times own directly 100% of the Equity Interests of the Borrower and (ii) Holdings or Parent shall not sell, dispose of, grant a Lien on or otherwise transfer such Equity Interests in the Borrower (other than pursuant to the Loan Documents).

SECTION  6.04.  Investments, Loans, Advances, Guarantees and Acquisitions.  The Borrower will not, and will not permit any of its Subsidiaries to, make, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any Investment, except:

(a)           [Reserved];

(b)           Permitted Investments and Investments that were Permitted Investments when made;

(c)           Investments existing on, or contractually committed as of, the date hereof and set forth on Schedule 6.04;

(d)           Investments by the Borrower and its Subsidiaries in Equity Interests in (x) Subsidiaries that are Subsidiary Loan Parties immediately prior to the time of such Investments and (y) Foreign Subsidiaries; provided that the aggregate amount of investments by Loan Parties in, loans and advances by Loan Parties to, and Guarantees by Loan Parties of Indebtedness of, Subsidiaries that are not Loan Parties (including all such investments, loans, advances and

Guarantees existing on the Effective Date) shall not at any time exceed the sum of (i) $40,000,000 plus (ii) the Available Additional Amount;

(e)           loans or advances made by the Borrower to any Subsidiary and made by any Subsidiary to the Borrower or any other Subsidiary; provided that (A) any such loans and advances made to a Loan Party shall be subordinated to the Obligations pursuant to the Affiliate Subordination Agreement and shall be evidenced by a promissory note pledged pursuant to the Collateral Agreement and (B) the amount of such loans and advances made by Loan Parties to Subsidiaries that are not Loan Parties shall be subject to the limitation set forth in clause (d) above;

(f)            Guarantees constituting Indebtedness permitted by Section 6.01; provided that (i) a Subsidiary shall not Guarantee either the Senior Subordinated Debt or the Senior Unsecured Debt unless (A) such Subsidiary also has Guaranteed the Obligations pursuant to the Collateral Agreement, as the case may be, (B) such Guarantee of the Senior Subordinated Debt is subordinated to such Guarantee of the Obligations on terms no less favorable to the Lenders than the subordination provisions of the Senior Subordinated Debt and (C) such Guarantee of the Senior Subordinated Debt and Senior Unsecured Debt provides for the release and termination thereof, without action by any party, upon any release and termination of such Guarantee of the Obligations, and (ii) the aggregate principal amount of Indebtedness of Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party shall be subject to the limitation set forth in clause (d) above;

(g)           Permitted Acquisitions;

(h)           Investments (including debt obligations and equity securities) received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(i)            accounts receivable, security deposits and prepayments arising and extensions of trade credit in the ordinary course of business and any assets and securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary to prevent or limit loss and any prepayments and other credits to suppliers in the ordinary course of business;

(j)            Investments consisting of non-cash consideration received in respect of sales, transfers or other dispositions of assets to the extent permitted by Section 6.05;

(k)           Swap Agreements entered into in compliance with Section 6.07;

(l)            other Investments by the Borrower or any Subsidiary, including investments in Unrestricted Subsidiaries, in an aggregate amount not to exceed at any time after the Effective Date the sum of (i) the greater of $40,000,000 and 2.5% of Consolidated Total Assets plus (ii) the Available Additional Amount;

(m)          Investments of a Subsidiary acquired after the Effective Date or of a corporation merged into the Borrower or merged into or consolidated with a Subsidiary in accordance with Section 6.03 after the Effective Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(n)           acquisitions by the Borrower of obligations of one or more officers or other employees of Holdings, the Borrower or its Subsidiaries in connection with such officer’s or employee’s acquisition of Equity Interests of Holdings, so long as no cash is actually advanced by the Borrower or any of the Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;

(o)           Guarantees by the Borrower or any Subsidiary of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by the Borrower or any Subsidiary in the ordinary course of business;

(p)           [Reserved];

(q)           loans and advances by the Borrower and any of its Subsidiaries to their employees in the ordinary course of business and for bona fide business purposes in an aggregate amount at any time outstanding not in excess of $10,000,000 and advances of payroll payments and expenses to employees in the ordinary course of business;

(r)            Investments resulting from pledges and deposits referred to in Section 6.02(a)(ii) and 6.02(a)(viii);

(s)           Investments consisting of Sellers’ Retained Interests in Securitizations permitted by Section 6.05;

(t)            [Reserved];

(u)           the Borrower’s Investments in CoBank Equity Interests and Patronage Certificates; and

(v)           Investments as a result of the designation of the Directories Sale Subsidiary as an Unrestricted Subsidiary or the transfer or capital contribution of the Directory Publishing Business to the Directories Sale Subsidiary in connection with the consummation of the Directories Sale; provided, that (i) any such Investment shall be made substantially contemporaneously with the consummation of the Directories Sale and (ii) the Net Proceeds of the Directories Sale are owned by the Borrower or a Guarantor immediately after the Directories Sale.

SECTION  6.05.  Asset Sales.  The Borrower will not, and will not permit any of its Subsidiaries to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it and any sale of Securitization Assets in connection with a Securitization, nor will the Borrower permit any of it Subsidiaries to issue any additional Equity Interest in such Subsidiary, except:

(a)           sales of (x) inventory, (y) used, surplus, obsolete or worn-out equipment or other worn-out property and Permitted Investments in the ordinary course of business and (z) sales, leases or other dispositions of inventory of the Borrower and its Subsidiaries determined by the management of the Borrower to be no longer useful or necessary in the operation of the business of the Borrower or any of the Subsidiaries;

(b)           sales, transfers and dispositions to the Borrower or a Subsidiary; provided that any such sales, transfers or dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.09;

(c)           sale and leaseback transactions permitted by Section 6.06;

(d)           the sale of defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction;

(e)           licensing and cross-licensing arrangements involving any technology or other intellectual property of the Borrower or any Subsidiary in the ordinary course of business;

(f)            sales, transfers and other dispositions of assets that are not permitted by any other clause of this Section; provided that the aggregate cumulative fair market value of all assets sold, transferred or otherwise disposed of after the Effective Date in reliance upon this clause (f) shall not exceed the greater of $80,000,000 and 6.0% of Consolidated Total Assets;

(g)           sales of Securitization Assets to one or more Securitization Vehicles in Securitizations; provided that (i) each such Securitization is effected on market terms as reasonably determined by the board of directors of the Borrower, (ii) the aggregate amount of Third Party Interests in respect of all such Securitizations does not exceed $100,000,000 at any time outstanding, (iii) the proceeds to each such Securitization Vehicle from the issuance of Third Party Interests are applied substantially simultaneously with receipt thereof to the purchase from the Borrower or Subsidiaries of Securitization Assets and an amount equal to 100% of the Net Proceeds from each such Securitization is applied to the mandatory repayment of Term Loans in accordance with Section 2.11(c) and (iv) the Equity Interests and Sellers’ Retained Interests in respect of each such Securitization Vehicle shall be pledged to the Collateral Agent under the Collateral Agreement; and

(h)           the Directories Sale.

provided that (x) all sales, transfers, leases and other dispositions permitted hereby (other than pursuant to clauses (a)(y), (a)(z), (b), (e) and (g) above) shall be made for at least 75% cash consideration (provided that for purposes of this clause (x) and the immediately following clause (y), the amount of any secured Indebtedness or other Indebtedness of a Subsidiary that is not a Loan Party (as shown on the Borrower’s or such Subsidiary’s most recent balance sheet or in the notes thereto) of the Borrower or any Subsidiary of the Borrower that is assumed by the transferee of any such assets shall be deemed to be cash) or, in the case of Permitted Investments and sale and leaseback transactions, 100% cash consideration, (y) all sales, transfers, leases and other dispositions permitted by clause (d) above and all sales of Permitted Investments shall be made for fair value and (z) all sales, transfers, leases and other dispositions in excess of $3,500,000 permitted by clauses (a) (other than Permitted Investments), (e) and (f) above shall be made for fair value; and provided, further, that under no circumstances shall any sale or issuance of Equity Interests in any Subsidiary of the Parent be permitted other than in connection with a sale of all of the Equity Interests in such Subsidiary otherwise permitted hereunder or in connection with a Qualified IPO.

SECTION  6.06.  Sale and Leaseback Transactions.  The Borrower will not, and will not permit any of its Subsidiaries (other than Foreign Subsidiaries) to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for the sale of any fixed or capital assets that is made for cash consideration in an amount not less than the cost of such fixed or capital asset; provided, however, that all Capital Lease Obligations, Attributable Debt and Liens associated with such sale and leaseback transaction are permitted by Sections 6.01(a)(vii) and 6.02(a)(v) (treating the property subject thereto as being subject to a Lien securing the related Attributable Debt, in the case of a sale and leaseback not accounted for as a Capital Lease Obligation).  In addition, the Borrower and the Subsidiaries may engage in other sale and leaseback transactions after the Effective Date in a cumulative aggregate amount not exceeding $25,000,000, provided that the Net Proceeds of any such sale and leaseback transaction are used simultaneously with the consummation of such sale and leaseback transaction to prepay outstanding Term Loans to the extent required by Section 2.11(c).

SECTION  6.07.  Swap Agreements.  The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Borrower or any of its Subsidiaries) in the conduct of its business or the management of its liabilities, (b) Swap Agreements required by any Securitization and (c) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

SECTION  6.08.  Restricted Payments; Certain Payments of Indebtedness.  (a)  The Borrower will not, and will not permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (subject to clause (d) of this Section):

(i)            Subsidiaries of the Borrower may declare and pay dividends ratably (or in a manner more favorable to the Borrower or Subsidiaries) with respect to their capital stock;

(ii)           the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management, employees (including former employees) of the Borrower and its Subsidiaries; provided that the amount thereof does not exceed $10,000,000 in any fiscal year (plus the amount of Equity Proceeds transferred to the Borrower during such fiscal year from sales of Equity Interests of Holdings to directors, consultants, officers or employees in connection with permitted incentive arrangements, and the proceeds of any key-man life insurance policies received by the Borrower during such fiscal year (which amounts, if not used in any fiscal year, may be carried forward to any subsequent fiscal year));

(iii)          the Borrower may pay dividends to Holdings at any time in such amounts as may be necessary to permit Holdings to pay its expenses and liabilities incurred in the ordinary course (other than payments in respect of Indebtedness or Restricted Payments) which are attributable or allocable to the operations of the Borrower and the Subsidiaries;

(iv)          [Reserved];

(v)           the Borrower may make Restricted Payments after the Effective Date in a cumulative aggregate amount not to exceed (A) prior to a Qualified IPO, the sum of (i) $15,000,000 plus (ii) the Available Additional Amount and (B) following a Qualified IPO, the sum of (i) $50,000,000 plus any unused portion of the amount provided prior to a Qualified IPO pursuant to clause (A)(i) above and (ii) the Available Additional Amount; provided, that at the time of any such Restricted Payment, (x) no Event of Default is continuing or would result therefrom and (y) on a Pro Forma Basis, the Total Leverage Ratio does not exceed 5.25 to 1.00; and provided, further, that no Restricted

Payments may be made under this clause (v) during any fiscal quarter if the Cure Right has been (or is anticipated to be) exercised in respect of either of the two immediately preceding fiscal quarters;

(vi)          [Reserved];

(vii)         noncash repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

(viii)        the Borrower or any Subsidiary may make Restricted Payments to Holdings to make payments of fees and expenses required by the Management Agreement; and

(ix)           the Borrower or any Subsidiary may make Restricted Payments to Holdings in amounts required for Holdings to pay federal, state and local income Taxes imposed directly on Holdings to the extent such Taxes are attributable to the income of the Borrower and its Subsidiaries (including, without limitation, by virtue of Holdings being the common parent of a consolidated or combined Tax group of which the Borrower and/or its Subsidiaries are members); provided, however, that the amount of any such dividends or distributions (plus any taxes payable directly by the Borrower and its Subsidiaries) shall not exceed the amount of such taxes that would have been payable directly by the Borrower and/or its Subsidiaries had the Borrower been the common parent of a separate tax group that included only the Borrower and its Subsidiaries and (ii) in amounts equal to the amounts required for Parent to pay franchise taxes and other fees required to maintain its corporate existence.

(b)           The Borrower will not, and will not permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of the Senior Subordinated Notes, the Senior Unsecured Notes and other subordinated Indebtedness, except (subject to clause (d) of this Section):

(i)            payment of Indebtedness created under the Loan Documents;

(ii)           payment of fees and expenses and regularly scheduled interest and principal payments as and when due in respect of any Indebtedness, other than payments in respect of the Senior Subordinated Debt, Permitted Subordinated Indebtedness or other subordinated Indebtedness prohibited by the subordination provisions thereof;

(iii)          refinancings of Indebtedness to the extent permitted by Section 6.01;

(iv)          [Reserved];

(v)           [Reserved];

(vi)          repurchases or repayments of the Senior Subordinated Notes, the Senior Unsecured Notes and other subordinated Indebtedness after the Effective Date in a cumulative aggregate amount not to exceed (A) prior to a Qualified IPO, the sum of (i) $15,000,000 plus (ii) the Available Additional Amount and (B) following a Qualified IPO, the sum of (i) $50,000,000 plus any unused portion of the amount provided prior to a Qualified IPO pursuant to clause (A)(i) above and (ii) the Available Additional Amount; provided, that at the time of any such repurchase or repayment, (x) no Event of Default is continuing or would result therefrom and (y) on a Pro Forma Basis, the Total Leverage Ratio does not exceed 5.25 to 1.00; and

(vii)         any agreement to pay or make any such payment or other distribution in connection with a transaction that will result in the repayment in full of the Obligations.

(c)           The Borrower will not, and will not permit any Subsidiary to, furnish any funds to, make any Investment in, or provide other consideration to any other Person (including any Unrestricted Subsidiary) for purposes of enabling such Person to, or otherwise permit any such Person to, make any Restricted Payment or other payment, repurchase, repayment or distribution restricted by this Section that could not be made directly by the Borrower in accordance with the provisions of this Section.

(d)           Notwithstanding any of the provisions of this Section 6.08, the Borrower may not at any time use any Net Proceeds received from the consummation of the Directories Sale for the making of any Restricted Payment or any repurchase or repayment of Indebtedness, except that the Borrower may use the Net Proceeds of the Directories Sale to prepay (i) the Senior Subordinated Notes and/or the Senior Unsecured Notes so long as, at the time of any such prepayment, the Net Secured Leverage Ratio, calculated on a Pro Forma Basis, does not exceed 4.00 to 1.00 or (ii) the Obligations.

SECTION  6.09.  Transactions with Affiliates.  The Borrower will not, and will not permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(a)           transactions that do not involve Holdings and are at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from a Person who is not such an Affiliate;

(b)           transactions that (i) have been approved by a majority of the members of the board of directors of the Borrower having no personal stake in such transactions and certified by a Financial Officer or executive officer of the Borrower as being on terms and conditions not less favorable to the Borrower or its Subsidiaries than could be obtained on an arm’s-length basis from a Person who is not such an Affiliate or (ii) have been determined by a nationally recognized appraisal or investment banking firm to be fair, from a financial standpoint, to the Borrower and its Subsidiaries or are on terms and conditions not less favorable to the Borrower and its Subsidiaries than could be obtained on an arm’s-length basis from a Person who is not such an Affiliate;

(c)           transactions between or among the Borrower and the Subsidiary Loan Parties not involving any other Affiliate;

(d)           any Restricted Payment permitted by Section 6.08 or Investments permitted by Section 6.04;

(e)           any payments to the Sponsor or any of its Controlled Affiliates consisting of management fees payable pursuant to the Management Agreement, including (i) payments made for financial advisory, financing, underwriting or placement services or in respect of other investment banking services made pursuant to the Management Agreement or otherwise approved by a majority of the board of directors of the Borrower, and (ii) in each case, all reasonable out-of-pocket expenses incurred by, and indemnification payments owed to, the Sponsor or its Controlled Affiliates in connection with its performance of management, consulting, monitoring, financial advisory or other services with respect to the Borrower and its Subsidiaries;

(f)            any employment agreements entered into by the Borrower or any of its Subsidiaries in the ordinary course of business and any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans or similar employee benefit plans approved in good faith by the board of directors of the Borrower or of a Subsidiary, as appropriate, provided that any Restricted Payments contemplated thereby will be subject to Section 6.08(a);

(g)           the grant of stock options or similar rights to employees and directors of the Borrower pursuant to plans approved by the board of directors of the Borrower;

(h)           loans or advances to employees in the ordinary course of business which are approved by a majority of the board of directors of the Borrower in good faith, to the extent permitted by Section 6.04(q);

(i)            the payment of compensation and reasonable fees to, and indemnity provided on behalf of, directors, officers, consultants and employees of Holdings, of the Borrower and of the Subsidiaries;

(j)            transactions pursuant to agreements in existence on the Effective Date and set forth on Schedule 6.09 or, in each case, pursuant to any amendment thereto to the extent such amendment is not, when taken as a whole, adverse to the Lenders in any material respect;

(k)           any purchase by Holdings of Equity Interests of the Borrower or contributions by Holdings to the equity capital of the Borrower; provided that any Equity Interests of the Borrower purchased by Holdings shall be pledged to the Collateral Agent pursuant to the Collateral Agreement;

(l)            transactions with wholly owned Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business in a manner consistent with past practice;

(m)          sales of Securitization Assets to Securitization Vehicles and other transactions effected as part of Securitizations permitted by Section 6.05;

(n)           the entry into and performance of any tax sharing agreement permitted by Section 6.08(a)(viii); and

(o)           payments permitted by Section 6.08(b)(ix).

SECTION  6.10.  Restrictive Agreements.  The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets securing the Obligations, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee any Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, Senior Subordinated Debt Document or Senior Unsecured Debt Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 (and shall not apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any asset pending such sale, provided such restrictions and conditions apply only to the Subsidiary or asset that is to be sold and such sale is permitted hereunder, (iv) the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and the proceeds thereof, (v) clause (a) of the foregoing shall not apply to customary provisions in leases or other agreements restricting the assignment thereof, (vi) the foregoing shall not apply to restrictions or conditions imposed by any agreement related to any Indebtedness incurred by a Subsidiary prior to the date on which such Subsidiary was acquired by the Borrower (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (vii) the foregoing shall not apply to restrictions or conditions imposed by any agreement related to the refinancing of Indebtedness, provided that the terms of any such restrictions or conditions are not materially less favorable to the Lenders than the restrictions or conditions contained in the predecessor agreements, (viii) the foregoing shall not apply to customary net worth provisions contained in real property leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business, so long as the Borrower has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Borrower and its Subsidiaries to meet their ongoing obligations, (ix) the foregoing shall not apply to customary restrictions and conditions contained in the document relating to any Lien, so long as (1) such Lien is permitted under Section 6.02 and such restrictions or conditions relate only to the specific asset subject to such Lien, and (2) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 6.10, (x) the foregoing shall not apply to restrictions that are contained in any documents documenting Indebtedness of any Foreign Subsidiary permitted hereunder, provided that such restrictions only apply to such Subsidiary and its assets, (xi) the foregoing shall not apply to customary provisions in joint venture agreements and (xii) the foregoing shall not apply to customary restrictions contained in any documents relating to any Securitizations, provided that such restrictions only apply to the applicable Securitization Vehicle and its assets.

SECTION  6.11.  Change in Business.  The Borrower will not, and will not permit any Subsidiary to, engage to any material extent at any time in any business or business activity other than a Permitted Business.

SECTION  6.12.  Fiscal Year.  Neither Holdings nor the Borrower shall change its fiscal year for accounting and financial reporting purposes to end on any date other than December 31.

SECTION  6.13.  Amendment of Material Documents.  The Borrower will not, and will not permit any Subsidiary to, amend, modify or waive any of its rights under (i) any Senior Subordinated

Debt Document, (ii) any Senior Unsecured Debt Document, or (iii) its certificate of incorporation, by-laws or other organizational documents if, in each case referred to above, such amendment, modification or waiver, taken as a whole, is adverse in any material respect to the interests of the Lenders.

SECTION  6.14.  [Reserved].

SECTION  6.15.  [Reserved].

SECTION  6.16.  Net Secured Leverage Ratio.  The Borrower will not permit, at any time when any Revolving Exposure of any Revolving Lender is outstanding, the Net Secured Leverage Ratio (calculated on a on a Pro Forma Basis) to exceed (i) beginning with the first four fiscal quarter period ending after the Effective Date, and on or prior to the third anniversary of the Effective Date, 5.25 to 1.00 or (ii) after the third anniversary of the Effective Date, 5.00 to 1.00:

SECTION  6.17.  [Reserved].

SECTION  6.18.  Commingling of Accounts.  The Borrower will not, nor will it cause or permit any Subsidiary to, commingle amounts relating to Securitization Assets sold pursuant to a Securitization with cash or any other amounts of the Borrower and its Subsidiaries other than the temporary commingling of collections on and proceeds of any accounts receivable or related assets of the Borrower and its Subsidiaries, in each case as may be necessary to identify and sort such collections and proceeds.

SECTION  6.19.  Capital Expenditures.  The Borrower will not, nor will it cause or permit any Subsidiary to make any cash Capital Expenditures exceeding in the aggregate, in any fiscal year set forth below, the maximum amount set forth below for such period;

FISCAL YEAR	MAXIMUM CAPITAL EXPENDITURES
2007	$125,000,000
2008	$110,000,000
2009	$100,000,000
2010	$100,000,000
2011	$100,000,000
2012	$100,000,000
2013	$100,000,000
2014	$100,000,000

provided, that (i) any portion of such amount that is not so expended in any fiscal year in which such expenditure is permitted may be carried over to the next succeeding fiscal year and (ii) Capital Expenditures made pursuant to this proviso during any fiscal year shall be deemed made, first, in respect of amounts permitted for such fiscal year as provided above and second, in respect of amounts carried over from the prior fiscal year pursuant to subclause (i) above; provided, further, that for the purposes of this Section 6.19, the following shall be excluded from the above limitations:  (i) Capital Expenditures related to the integration of Permitted Acquisitions, (ii) Capital Expenditures mandated by Governmental Authorities, (iii) Capital Expenditures related to the Borrower’s investment in its television business in an amount not to exceed either (x) $40,000,000 per annum (provided, that any portion of such amount that is not so expended in any fiscal year in which such expenditure is permitted may be carried over to the next succeeding fiscal year) or (y) $100,000,000 in the aggregate during the term of this Agreement and (iv) Capital Expenditures made with the Available Additional Amount.

ARTICLE VII

Events of Default

SECTION  7.01.  Events of Default.  If any of the following events (“Events of Default”) shall occur:

(a)           the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)           the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c)           any representation or warranty made or deemed made by Holdings, the Borrower or any Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any certificate furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made; provided, that if any representation or warranty shall have been proven to be incorrect solely as a result of a restatement of any financial statement of the Borrower that is non-cash in nature and does not result in non-compliance with the Financial Covenant or with any ratio contained in any covenant contained in Article VI hereunder, such restatement shall not result in an Event of Default; and provided, further, that during the period of any such restatement, it shall be assumed that the Financial Covenant shall be in effect regardless of whether any Revolving Exposure is outstanding during such period;

(d)           Holdings or the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.04 (with respect to the existence of Holdings or the Borrower), 5.10, 5.11 or in Article VI;

(e)           any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will promptly be given at the request of any Lender);

(f)            Holdings, the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace period specified in the agreement or instrument governing such Indebtedness);

(g)           any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, but after giving effect to all applicable grace periods contained in the applicable instrument) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) liquidation, reorganization or other relief in respect of Holdings, the Borrower or any Material Subsidiary (except, in the case of any Material Subsidiary, in a transaction permitted by Section 6.03), or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)            Holdings, the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding that would entitle the other party or parties to an order for relief or (v) make a general assignment for the benefit of creditors;

(j)            one or more judgments for the payment of money in an aggregate amount in excess of $12,500,000 (net of amounts covered by insurance) shall be rendered against Holdings, the Borrower, any Subsidiary and the same shall remain undischarged for a period of 45 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Holdings, the Borrower or any Subsidiary to enforce any such judgment;

(k)           an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(l)            any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien (perfected as, or having the priority, required by this Agreement or the relevant Security Document and subject to such limitations and restrictions as set forth herein and therein) on any Collateral having, in the aggregate, a value in excess of $12,500,000, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (ii) as a result of the Agent’s failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Collateral Agreement or to file Uniform Commercial Code continuation statements and except to the extent that such loss is covered by a Lender’s title insurance policy and the Administrative Agent shall be reasonably satisfied with the credit of such insurer;

(m)          a Change in Control shall occur; or

(n)           any Guarantee under the Collateral Agreement for any reason shall cease to be in full force and effect (other than in accordance with its terms), or any Guarantor shall assert in writing that the Collateral Agreement or any Guarantee thereunder has ceased to be or is not enforceable;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may with the consent of the Required Lenders, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole or in part, and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

To the extent Borrower restates any financial statements for any period as contemplated by Section 7.01(c), such restatement shall cause an Event of Default only if such restatement causes a default or an event of default under the Senior Subordinated Notes or the Senior Unsecured Notes, or a violation of any covenant (without regard to any waiver of any such covenant) contained in any Senior Subordinated Debt Document or any Senior Unsecured Debt Document, regardless of, and without application of, any cure period provided under such Senior Subordinated Debt Document or such Senior Unsecured Debt Document; provided, however, the Borrower shall not lose the benefit of any cure period specifically provided for in this Agreement in respect of the covenants contained in the Loan Documents.

SECTION  7.02.  Equity Cure.  Notwithstanding anything to the contrary contained in Article VII, in the event that the Borrower fails to comply with the requirements of the Financial Covenant, until the expiration of the 15th day subsequent to the date the certificate calculating compliance (or non-compliance) with the Financial Covenant is required to be delivered pursuant to Section 5.01, Holdings shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions to the capital of Holdings, and, in each case, to contribute any such cash to the capital of the Borrower (collectively, the “Cure Right”), and upon the receipt by the Borrower of such cash (the “Cure Amount”) pursuant to the exercise by Holdings of such Cure Right, the Financial Covenant shall be recalculated giving effect to the following pro forma adjustments:

(a)           Consolidated EBITDA shall be increased, solely for the purpose of measuring compliance with such Financial Covenant and not for any other purpose under this Agreement, including in connection with determining whether, after giving effect to an event, the requirements of the Financial Covenant have been met or Pro Forma Compliance exists, by an amount equal to the Cure Amount; and

(b)           If, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of the Financial Covenant, the Borrower shall be deemed to have satisfied the requirements of the Financial Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Covenant that had occurred shall be deemed cured for this purposes of the Agreement.

Notwithstanding anything herein to the contrary, (i) in each four fiscal quarter period there shall be a period of at least two fiscal quarters in which the Cure Right is not exercised, (ii) the Cure Amount shall be no greater than the amount required for purposes of complying with the Financial Covenant and (iii) any Equity Issuance consisting of Permitted Cure Securities shall be disregarded for the purposes of determining compliance with any limitation contained in any of the covenants in Article VI hereof (other than the Financial Covenant).

ARTICLE VIII

The Agents

Each of the Lenders and Issuing Banks hereby irrevocably appoints each of the Administrative Agent, the Collateral Agent and the Syndication Agent as its agent and authorizes each Agent to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Each bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Holdings, the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

The Agents shall not have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that such Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose, and no Agent shall be liable for the failure to disclose, any information relating to Holdings, the Borrower or any of its Subsidiaries that is communicated to or obtained by any bank serving as an Agent or any of their Affiliates in any capacity (other than as an Agent).  No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct.  No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by Holdings, the Borrower or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

The Arrangers, in their capacity as such, shall have no duties or responsibilities, and shall incur no liability, under this Agreement and the other Loan Documents.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent.  Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Effective upon the appointment and acceptance of a successor to such Agent as provided in this paragraph, any Agent may resign upon 30 days notice to the Lenders, the Issuing Banks and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed and such consent not to be required if an Event of Default under clause (a), (b), (h) or (i) of Section 7.01 has occurred and is continuing), to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Banks, and with the consent of the Borrower (such consent not to be unreasonably withheld or delayed) appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as an Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After any Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

ARTICLE IX

Miscellaneous

SECTION  9.01.  Notices.  (a)  Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)            if to Holdings or the Borrower, to it at 1177 Bishop Street, Honolulu, Hawaii 96813, Attention of Paul Sunu, Chief Financial Officer and Alan Oshima, General Counsel (Telecopy No. 808546-7621);

(ii)           if to the Administrative Agent, Collateral Agent, Issuing Bank or Swingline Lender, to Lehman Commercial Paper Inc., 745 Seventh Avenue, New York, New York 10019, Attention: for credit notices, Michael Masters (michael.masters@lehman.com, Telecopy No. 646-834-4997); for borrowing notices, Maritza Ospina (LoanIQAgency@lehman.com, Telecopy No. 646-758-4648) ;

(iii)          if to the Syndication Agent, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin, 10th Floor, Houston, Texas 77002, Attention of Maria Giannavola (Telecopy No. 713-750-2878), with a copy to JPMorgan Chase Bank, N.A., 270 Park Avenue, New York, New York 10017, Attention of John Kowalczuk (Telecopy No. 212-270-4584); and

(iv)          if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)           Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)           Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION  9.02.  Waivers; Amendments.  (a)  No failure or delay by any Agent, Issuing Bank or Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Agents, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, Lender or Issuing Bank may have had notice or knowledge of such Default at the time.

(b)           Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement held by any Lender or reduce the rate of interest thereon, reduce or limit the application of the Applicable Premium or reduce any fees payable hereunder, without the written consent of such Lender, (iii) postpone the final maturity of any Lender’s Loan, or any scheduled date of payment of the principal amount of any Lender’s Tranche C Term Loan under Section 2.10, or the required date of reimbursement of any LC Disbursement held by any Lender, or any date for the payment of any interest or fees payable to any Lender hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of such Lender, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby or change the last sentence of Section 2.08(e) in a manner which would alter the pro rata reduction of Commitments thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), (vi) release Holdings from its Guarantee under the Collateral Agreement or release a substantial portion of the Guarantees of the Subsidiary Loan Parties under the Collateral Agreement (except as expressly provided therein), or limit its liability in respect of such Guarantee, without the written consent of each Lender, (vii) release all or substantially all of the Collateral from the Liens of the Security Documents, without the written consent of each Lender or (viii) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each affected Class; provided, further, that any amendment or modification of the Financial Covenant, or any waiver or consent in respect thereof, shall require only the consent of the Required Revolving Lenders; and provided, further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent, any Issuing Bank or the Swingline Lender without the prior written consent of such Agent, such Issuing Bank or the Swingline Lender, as the case may be, and (B) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Revolving Lenders (but not the Tranche C Lenders) or the Tranche C Lenders (but not the Revolving Lenders) may be effected by an agreement or agreements in writing entered into by Holdings, the Borrower and requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time.  Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by Holdings, the Borrower, the Required Lenders and the Administrative Agent (and, if their rights or obligations are affected thereby, each other Agent, each Issuing Bank and the Swingline Lender) if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.

(c)           If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement as contemplated by clauses (i) through (ix), inclusive, of the first proviso to Section 9.02(b), the consent of Lenders having Revolving Exposures, Tranche C Term Loans and unused Commitments representing more than 50% of the sum of the total Revolving Exposures, outstanding Tranche C Term Loans and unused Commitments at such time is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clause (i) or (ii) below, to either (i) replace each such non-consenting Lender or Lenders (or, at the option of the Borrower if any such Lender’s consent is required with respect to less than all Classes of Loans (or related Commitments), to replace only the Commitments and/or Loans of such non-consenting Lender that gave rise to the need to obtain such Lender’s individual consent) with one or more assignees pursuant to, and with the effect of an assignment under, Section 9.04 so long as at the time of such replacement, each such assignee consents to the proposed change, waiver, discharge or termination or (ii) terminate such non-consenting Lender’s Commitment (if such Lender’s consent is required as a result of its Commitment) and/or repay each Class of outstanding Loans of such Lender that gave rise to the need to obtain such Lender’s consent and/or cash collateralize its LC Exposure, in accordance with Section 2.05(j); provided (A) that, unless the Commitments that are terminated and Loans that are repaid pursuant to the preceding clause (ii) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Commitments and/or outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to the preceding clause (ii), Lenders having Revolving Exposures, Tranche C Term Loans and unused Commitments representing more than 50% of the sum of the total Revolving Exposures, outstanding Tranche C Term Loans and unused Commitments at such time (determined after giving effect to the proposed action) shall specifically consent thereto (B) any such assignee shall be reasonably acceptable to the Administrative Agent to the extent that such assignment would require the consent of the Administrative Agent pursuant to Section 9.04 and (C) any such replacement or termination transaction described above shall be effective on the date notice is given of the relevant transaction and shall have a settlement date no earlier than five Business Days and no later than 90 days after the relevant transaction; provided further that the Borrower shall not have the right to replace a Lender, terminate its Commitment or repay its Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 9.02(b).

(d)           Without the consent of the Lenders or Issuing Banks, the Loan Parties and the Administrative Agent may (in their sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect, any security interest for the benefit of the Secured Parties in any Collateral, or so that the security interests therein comply with applicable law.

(e)           Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, Holdings and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Loans and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

SECTION  9.03.  Expenses; Indemnity; Damage Waiver.  (a)  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Agents, the Arrangers and their Affiliates, including the reasonable fees, charges and disbursements of transaction and documentation counsel for the Agents and the Arrangers and such other local counsel and special counsel as may be required in the reasonable judgment of the Agents and the Arrangers, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Agents, the Arrangers, the Issuing Banks or any Lender, (including the reasonable fees, charges and disbursements of transaction and documentation counsel for the Agents, the Arrangers, the Issuing Banks and any Lender and such other local counsel and special counsel as may be required in the reasonable judgment of the Agents and the Arrangers) in connection with documentary Taxes or the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)           The Borrower shall indemnify the Agents, the Arrangers, the Issuing Banks and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of counsel (including such other local counsel and special counsel as may be required in the reasonable judgment of the Agents and the Arrangers), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of any actions, judgments, suits, litigations or investigations of any kind or nature whatsoever, arising out of or in connection with (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any Mortgaged Property or any other property currently or formerly owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether instituted by any Loan Party or whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from such Indemnitee’s (or such Indemnitee’s Related Parties) breach of its Obligations under the Loan Documents or from the gross negligence or willful misconduct of such Indemnitee (or such Indemnitee’s Related Party).

(c)           To the extent that the Borrower fails to pay any amount required to be paid by it to any Agent, any Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to such Agent, and each Revolving Lender agrees to pay to such Issuing Bank or the Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent, such Issuing Bank or the Swingline Lender in its capacity as such.  For purposes hereof, a Lender’s “pro rata share” with respect to payments to any Agent shall be determined based upon its share of the sum of the total Revolving Exposures, outstanding Term Loans and unused Commitments at the time, and a Revolving Lender’s “pro rata share” with respect to payments to any Issuing Bank or the Swingline Lender shall be determined based upon its share of the sum of the total Revolving Exposures and unused Commitments at the time.

(d)           To the extent permitted by applicable law, neither Holdings nor the Borrower shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)           All amounts due under this Section shall be payable not later than 10 days after written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

SECTION  9.04.  Successors and Assigns.  (a)  This Agreement shall be binding upon and inure to the benefit of Holdings, the Borrower, the Lenders, the Issuing Banks, the Arrangers, the Agents, all future holders of the Loans and Commitments and their respective successors and permitted assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Arrangers, the Agents and each Lender.

(b)           Any Lender may, without the consent of the Borrower or any other Person, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a “Participant”) participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents.  In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower, the Arrangers and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents.  In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would require the consent of all Lenders pursuant to Section 9.02.  The Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided, however, that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 2.19(c) as fully as if such Participant were a Lender hereunder.

The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 with respect to its participation in the Commitments and the Loans outstanding from time to time as if such Participant were a Lender; provided, however, that, in the case of Section 2.17, such Participant shall have complied with the requirements of said Section, and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.  In addition, each transferor Lender selling a participation to a Participant under this Section 9.04(b):  (i) shall keep a register, meeting the requirements of Treasury Regulation section 5f.103-1(c), of each such Participant, specifying such Participant’s entitlement to payments of principal and interest with respect to such participation, and (ii) shall collect from each such Participant the appropriate forms, certificates and statements described in Section 2.17 (and updated as required by Section 2.17) as if such Participant were a Lender under Section 2.17.

(c)           Any Lender (an “Assignor”) may, in accordance with applicable law, at any time and from time to time assign to any Lender or any Affiliate, Approved Fund or Controlled Affiliate thereof or, with the consent of the Borrower and the Administrative Agent and, in the case of any assignment of Revolving Credit Commitments, the written consent of each Issuing Bank and the Swingline Lender (which, in each case, shall not be unreasonably withheld or delayed), to an additional Eligible Assignee all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Assumption, executed by such Eligible Assignee and such Assignor (and, where the consent of the Borrower, the Administrative Agent, the Issuing Banks or the Swingline Lender is required pursuant to the foregoing provisions, by the Borrower and such other Persons) and delivered to the Administrative Agent for its acceptance and recording in the Register; provided, however, that (A) no such assignment to an Eligible Assignee (other than, in each case, any Lender, any affiliate of a Lender or any Approved Fund) shall be in an aggregate principal amount of less than $1,000,000 (in the case of the Tranche C Term Loans) or $5,000,000 (in the case of the Revolving Commitments), unless (1) otherwise agreed by the Borrower and the Administrative Agent or (2) such assignment represents an assignment of all of a Lender’s interests under this Agreement; provided, that such amount shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any, and (B) if the Assignor shall retain any Loans or Commitments after giving effect to such assignment such Loans and Commitments shall, unless otherwise agreed by the Borrower and the Administrative Agent, be in an aggregate principal amount of not less than $1,000,000 (in the case of the Tranche C Term Loans) or $5,000,000 (in the case of the Revolving Commitments).  Upon such execution, delivery, acceptance and recording in the Register, from and after the effective date determined pursuant to such Assignment and Assumption, (x) the Eligible Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Assumption, have the rights and obligations of a Lender hereunder with  Commitments and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto, except as to Section 2.15, 2.16, 2.17 and 9.03 in respect of the period prior to such effective date).  Notwithstanding any provision of this Section, the consent of the Borrower shall not be required for any assignment that occurs at any time when any Event of Default pursuant to clauses (a), (b), (h) or (i) of Section 7.01 shall have occurred and be continuing.  For purposes of the minimum assignment amounts set forth in this paragraph, multiple assignments to or by two or more Approved Funds shall be aggregated.

For the purposes of this Section 9.04(c), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) any entity or an Affiliate of an entity that administers or manages a Lender.

(d)           The Administrative Agent shall, on behalf of the Borrower, maintain at its address referred to in Section 9.01 a copy of each Assignment and Assumption delivered to it and a register (the “Register”) for the recordation of the name and address of each Lender and each Issuing Bank, each Lender’s Commitment, each Lender’s and each Issuing Bank’s interest in each Loan, each Letter of Credit and each Reimbursement Obligation, and in the right to receive any payments hereunder and any assignment of any such interest or rights.  The entries in the Register shall be presumptively correct, in the absence of manifest error, and the Borrower, the Administrative Agent, the Lenders and the Issuing Banks shall treat each Person whose name is recorded in the Register as the owner of the Loans, any Notes evidencing such Loans and any Reimbursement Obligation recorded therein for all purposes of this Agreement.  Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide).  Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Assumption; thereupon one or more new Notes in the same aggregate principal amount shall be issued to the designated Eligible Assignee, and the old Notes shall be returned by the Administrative Agent to the Borrower marked “canceled”.  The Register shall be available for inspection by the Borrower, any Lender (with respect to any entry relating to such Lender’s Loans) or any Issuing Bank (with respect to any entry relating to the Borrower’s Reimbursement Obligations owed to such Issuing Bank) at any reasonable time and from time to time upon reasonable prior notice.

(e)           Upon its receipt of an Assignment and Assumption executed by an Assignor and an Eligible Assignee (and, in any case where the consent of any other Person is required by Section 9.04(c), by each such other Person) together with payment to the Administrative Agent of a registration and processing fee of $3,500 (if required by the Administrative Agent and, in any case treating multiple, simultaneous assignments by or to two or more Approved Funds as a single assignment), the Administrative Agent shall (i) promptly accept such Assignment and Assumption and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Borrower.  On or prior to such effective date, the Borrower, at its own expense, upon request, shall execute and deliver to the Administrative Agent (in exchange for the Note or Notes of the assigning Lender) a new Note or Notes, to the order of such Eligible Assignee and its registered assigns in an amount equal to the Revolving Commitment and/or Tranche C Term Loans, as the case may be, assumed or acquired by it pursuant to such Assignment and Assumption and, if the Assignor has retained a Revolving Commitment and/or Tranche C Term Loans, as the case may be, upon request, a new Note or Notes, as the case may be, to the order of the Assignor and its registered assigns in an amount equal to the Revolving Commitment and/or Tranche C Term Loans, as the case may be, retained by it hereunder.  Such new Note or Notes shall be dated the Closing Date and shall otherwise be in the form of the Note or Notes replaced thereby.

(f)            For the avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests in Loans and Notes, including any pledge or assignment by a Lender of any Loan or Note to (i) any Federal Reserve Bank in

accordance with applicable law, (ii) any holder of, or trustee for the benefit of, the holders of such Lender’s securities or (iii) any SPC to which such Lender granted an option pursuant to clause (g) below.

(g)           Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided, however, that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof.  In addition, notwithstanding anything to the contrary in this Section 9.04(g), any SPC may (A) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender, or with the prior written consent of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld) to any financial institutions providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans, and (B) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC; provided, however, that non-public information with respect to the Borrower may be disclosed only with the Borrower’s consent which will not be unreasonably withheld.  This paragraph (g) may not be amended without the written consent of any SPC with Loans outstanding at the time of such proposed amendment.  In addition, each Granting Lender granting an SPC the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement, (i) shall keep a register, meeting the requirements of Treasury Regulation section 5f.103-1(c), of each SPC which has funded all or any part of any Loan that such Lender would have otherwise been obligated to make to the Borrower pursuant to this Agreement, specifying such SPC’s entitlement to payments of principal and interest with respect to such Loan and (ii) shall collect, prior to the time such SPC receives payments with respect to such funded Loan, from each SPC the appropriate forms, certificates and statements described in Section 2.17 (and updated as required by Section 2.17) as if such SPC were a Lender under Section 2.17, and each SPC that assigns all or a portion of its interests in any Loan to any financial institution pursuant to this Section 9.04(g), (i) shall keep a register, meeting the requirements of Treasury Regulation section 5f.103-1(c), of each such financial institution, specifying such financial institution’s entitlement to payments of principal and interest with respect to such Loan and (ii) shall collect, prior to the time such financial institution receives payments with respect to such funded Loan, from each such financial institution the appropriate forms, certificates and statements described in Section 2.17 (and updated as required by Section 2.17) as if such financial institution were a Lender under Section 2.17.

(h)           For purposes of this Section 9.04, if an Issuing Bank transfers its rights with respect to the Borrower’s Reimbursement Obligation with respect to a Letter of Credit, (i) such Issuing

Bank shall give the Borrower and the Administrative Agent notice of such transfer for notation in the Register, (ii) each such transfer may only be made upon notation of such transfer in the Register, and (iii) no such transfer will be effective for purposes of this Agreement unless it has been recorded in the Register.

SECTION  9.05.  Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION  9.06.  Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION  9.07.  Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION  9.08.  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION  9.09.  Governing Law; Jurisdiction; Consent to Service of Process.  (a)  This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)           Each of Holdings and the Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that any Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against Holdings, the Borrower or its properties in the courts of any jurisdiction.

(c)           Each of Holdings and the Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION  9.10.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN  ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION  9.11.  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION  9.12.  Confidentiality.  Each Agent, Issuing Bank and Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, trustees, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) to any pledgee under Section 9.04(f) or any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than Holdings or the Borrower. For the purposes of this Section, “Information” means all information received from Holdings or the Borrower relating to Holdings or the Borrower or its business, other than any such information that is available to the Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by Holdings or the Borrower; provided that, in the case of information received from Holdings or the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION  9.13.  Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION  9.14.  Termination or Release.  (a)  At such time as the Loans, the Borrower’s obligations to reimburse any Issuing Bank pursuant to Section 2.05(e) for LC Disbursements, all accrued interest and fees under this Agreement, and all other obligations under the Loan Documents (other than (i) obligations under Sections 2.15, 2.17 and 9.03 that are not then due and payable and (ii) obligations in respect of outstanding Letters of Credit) shall have been paid in full in cash, the Commitments have been terminated and all Letters of Credit shall have been discharged or cash collateralized to the reasonable satisfaction of the Agents and Issuing Banks (each of which shall have confirmed such satisfaction by written notice to the Borrower), the Collateral shall be released from the Liens created by the Security Documents, and the obligations (other than those expressly stated to survive termination) of the Collateral Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

(b)           A Subsidiary Loan Party shall automatically be released from its obligations under the Collateral Agreement and the security interests in the Collateral of such Subsidiary Loan Party shall be automatically released upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Loan Party ceases to be a Subsidiary of the Borrower or is designated an Unrestricted Subsidiary.

(c)           Upon any sale or other transfer by any Loan Party of any Collateral that is permitted under this Agreement to any Person that is not a Loan Party, or upon the effectiveness of any written consent to the release of the security interest granted by the Collateral Agreement in any Collateral pursuant to Section 9.02 of this Agreement, the security interest in such Collateral shall be automatically released.

(d)           In connection with any termination or release pursuant to paragraph (a), (b) or (c) of this Section 9.14, the Collateral Agent shall execute and deliver to any Loan Party at such Loan Party’s expense all documents that such Loan Party shall reasonably request to evidence such termination or release.  Any execution and delivery of documents pursuant to this Section 9.14 shall be without recourse to or warranty by the Collateral Agent or any Lender.

SECTION  9.15.  USA Patriot Act.  Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) hereby notifies Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

SECTION  9.16.  Delivery of Lender Addenda.  Each Lender as of the Effective Date which is not a Continuing Lender shall become a party to this Agreement by delivery to the Administrative Agent a Lender Addendum duly executed by such Lender, the Borrower and the Administrative Agent.

SECTION  9.17.  Amendment and Restatement.

(a)           On the Effective Date, the Existing Credit Agreement shall be amended and restated in its entirety by this Agreement, and the Existing Credit Agreement shall thereafter be of no further force and effect, except to evidence (i) the incurrence by the Loan Parties of the “Obligations” under and as defined in the Existing Credit Agreement (whether or not such “Obligations” are contingent as of the Effective Date), (ii) the representations and warranties made by the Loan Parties prior to the Effective Date and (iii) any action or omission performed or required to be performed pursuant to such Existing Credit Agreement prior to the Effective Date (including any failure, prior to the Effective Date, to comply with the covenants contained in such Existing Credit Agreement).  The amendments and restatements set forth herein shall not cure any breach thereof or any “Default” or “Event of Default” under and as defined in the Existing Credit Agreement existing prior to the Effective Date.  This Agreement is not in any way intended to constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement or evidence payment of all or any portion of such obligations and liabilities.

(b)           The terms and conditions of this Agreement and the Agents’ and the Lenders’ rights and remedies under this Agreement and the other Loan Documents shall apply to (i) all of the Obligations incurred hereunder and all obligations incurred under the Loan Documents and (ii) all of the “Obligations” incurred under and as defined in the Existing Credit Agreement and all obligations of the Loan Parties incurred under the Loan Documents (as defined in the Existing Credit Agreement) (the “Existing Loan Documents”).

(c)           Each Grantor (as defined in the Collateral Agreement) and each Guarantor hereby reaffirms the Liens granted pursuant to the Existing Loan Documents to the Collateral Agent for the benefit of the Secured Parties (as defined in the Existing Credit Agreement), which Liens shall continue in full force and effect during the term of this Agreement and any renewals thereof and shall continue to secure the Obligations.  Each of the Grantors and the Guarantors hereby consents to the execution, delivery and performance of this Agreement and all of the other Loan Documents executed in connection therewith.

(d)           On and after the Effective Date, (i) all references to the Existing Credit Agreement in the Loan Documents (other than this Agreement) shall be deemed to refer to the Existing Credit Agreement, as amended and restated hereby, (ii) all references to any Article, Section or sub-clause of the Existing Credit Agreement in any Loan Document (other than this Agreement) shall be deemed to be references to the corresponding provisions of this Agreement and (iii) except as the context otherwise provides, on or after the Effective Date, all references to this Agreement herein (including for purposes of indemnification and reimbursement of fees) shall be deemed to be references to the Existing Credit Agreement, as amended and restated hereby.

(e)           This amendment and restatement is limited as written and is not a consent to any other amendment, restatement or waiver, whether or not similar and, except as expressly provided herein or in any other Loan Document, all terms and conditions of the Loan Documents remain in full force and effect unless otherwise specifically amended hereby or amended by any other Loan Document.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

HAWAIIAN TELCOM COMMUNICATIONS, INC.,

by	/s/ Michael S. Ruley
Name: Michael S. Ruley
Title: Chief Executive Officer

HAWAIIAN TELCOM HOLDCO, INC.,

by	/s/ Michael S. Ruley
Name: Michael S. Ruley
Title: Chief Executive Officer

LEHMAN COMMERCIAL PAPER INC., individually and as Administrative Agent and Collateral Agent,

by	/s/ Laurie Perper
Name: Laurie Perper
Title: Senior Vice President